Exhibit 99.2

Selected Items of 2005 10-K, As Revised

ITEM 6. SELECTED FINANCIAL DATA

The following sets forth our selected consolidated financial data for the years ended December 31, 2005, 2004, 2003, 2002 and 2001 as derived from our historical financial statements:

Statement of Operations Data:

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(in thousands, except per share amounts)
NET REVENUE	$1,176,586	$1,339,866	$1,279,329	$1,018,911	$1,078,914
OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	779,765	815,639	781,834	666,202	765,772
Selling, general and administrative	379,074	392,358	340,556	252,679	301,458
Depreciation and amortization	86,562	91,699	85,006	81,553	156,462
Loss on sale of assets	8	1,941	804	—	—
Loss on disposal of assets	13,356	—	—	—	—
Asset impairment write-down	—	1,624	2,130	22,337	526,309

Total operating expenses	1,258,765	1,303,261	1,210,330	1,022,771	1,750,001

INCOME (LOSS) FROM OPERATIONS	(82,179)	36,605	68,999	(3,860)	(671,087)
INTEREST EXPENSE	(53,436)	(50,523)	(60,733)	(68,303)	(100,675)
EQUITY INVESTMENT WRITE-OFF AND LOSS	(249)	(412)	(2,678)	(3,225)	—
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(1,693)	(10,982)	12,945	36,675	491,771
INTEREST INCOME AND OTHER INCOME (EXPENSE)	2,531	11,520	1,019	2,439	(17,968)
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(17,628)	6,588	39,394	8,486	(1,999)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(152,654)	(7,204)	58,946	(27,788)	(299,958)
INCOME TAX BENEFIT (EXPENSE)	(3,808)	(5,686)	(5,701)	3,598	(5,000)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(156,462)	(12,890)	53,245	(24,190)	(304,958)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	2,082	2,309	623	560	(1,218)

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(154,380)	(10,581)	53,868	(23,630)	(306,176)
EXTRAORDINARY ITEM	—	—	887	—	—

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(154,380)	(10,581)	54,755	(23,630)	(306,176)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(10,973)	—

NET INCOME (LOSS)	(154,380)	(10,581)	54,755	(34,603)	(306,176)
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—	(1,678)	—	—

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(154,380)	$(10,581)	$53,077	$(34,603)	$(306,176)

BASIC INCOME (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS	$(1.64)	$(0.14)	$0.76	$(0.37)	$(5.71)
BASIC INCOME (LOSS) FROM DISCONTINUED INDIA OPERATIONS, net of tax	0.02	0.02	—	—	(0.02)
EXTRAORDINARY ITEM	—	—	0.01	—	—
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(0.17)	—

BASIC INCOME (LOSS) PER COMMON SHARE	$(1.62)	$(0.12)	$0.77	$(0.54)	$(5.73)

BASIC INCOME (LOSS) PER COMMON SHARE FROM CONTINUING OPERATIONS	$(1.64)	$(0.14)	$0.56	$(0.37)	$(5.71)
BASIC INCOME (LOSS) FROM DISCONTINUED INDIA OPERATIONS, net of tax	0.02	0.02	—	—	(0.02)
EXTRAORDINARY ITEM	—	—	0.01	—	—
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	—	—	(0.17)	—

DILUTED INCOME (LOSS) PER COMMON STOCKHOLDERS	$(1.62)	$(0.12)	$0.57	$(0.54)	$(5.73)

Balance Sheet Data:

	December 31,
	2005	2004	2003	2002	2001
	(in thousands)
Total assets	$641,089	$758,600	$751,164	$724,588	$816,214
Total long-term obligations (including current portion)	$635,212	$559,352	$542,451	$600,988	$667,587
Convertible preferred stock	$—	$—	$—	$32,297	$—
Total stockholders’ deficit	$(236,334)	$(108,756)	$(96,366)	$(200,123)	$(178,484)

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OVERVIEW

Introduction

We are an integrated telecommunications services provider offering a portfolio of international and domestic voice, wireless, Internet, voice-over-Internet protocol (VOIP), data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. Our focus is to service the demand for high quality, competitively priced communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of broadband, Internet, VOIP, wireless and data traffic.

Recent Product Initiatives Overview

We have selectively targeted opportunities to participate in major growth areas for telecommunications—local, wireless, broadband, and VOIP—which we call our new initiatives or new strategic initiatives. These initiatives have been accelerated in response to competitive developments described under “—Recent Competitive Developments; Our Four-Pronged Action Plan.” Our approach in these areas has common elements: focus on bundling services to end-user customers; leverage our existing global voice, data and Internet network; and utilize established distribution channels and back-office systems. The year 2004 was highlighted by the accelerated implementation of our new strategic initiatives, to which we have continued to devote substantial resources in 2005.

We believe the local services market is a major opportunity for revenue growth for us. During the third quarter of 2004, we began offering local line service in Canada on a resale basis. We bundle these services with our other product offerings of long distance voice and Internet access, in competition with ILECs. In Canada, fourth quarter 2005 revenue growth driven by the strengthening of the Canadian dollar, showed growth from local, wireless and VOIP products offset by the revenue decline from long distance voice services. As a result, our Canadian subsidiary posted record net revenues of $68 million in the fourth quarter 2005. The Canadian residential local telephone offering grew slightly to approximately 74,000 lines in service, which is a significant increase from 2004 but during the fourth quarter was impeded by labor strikes affecting incumbent carriers which delayed customer implementations. Approximately 90% of new local customers in Canada add a bundled long distance offering at an average monthly revenue of $36 (42 Canadian dollars (CAD)) as compared to $10 (12 CAD) for a stand-alone long distance customer. In Canada, we believe the ability to bundle local services with our core long distance service presents future growth opportunities for us. During the fourth quarter, we launched an important new initiative in Canada—the build-out of a digital subscriber line (DSL) infrastructure—to position us for profitable growth in the local and broadband markets and to enhance product bundling opportunities. As of December 31, 2005, 20 nodes have been installed with a goal of reaching 66 nodes in 2006.

In 2004 we began the process of building our own DSL network infrastructure in Australia in order to provide voice and broadband Internet services to residential customers on such network. The build-out of our Australian DSL infrastructure is on track with 171 nodes installed and ten more installations in progress. In Australia, we now have over 125,000 DSL customers and exceeded our previously stated goal of 120,000 DSL customers by the end of 2005. Migration of existing resale local and broadband customers to our network began in the second quarter 2005 and has now reached approximately 58,000 services on-net. Most new Australian broadband customers sign a two-year contract and approximately 67% also take a bundled local and long distance voice package. Australian residential customers taking a bundled broadband solution now generate over $69 (95 Australian dollars (AUD)) per month in revenue.

Our wireless services are targeted at residential users in our existing major markets. In the United States and Europe, we target customers who wish to save money on their international calls using their wireless phones, and throughout each of our major markets, we target customers whose calls are mostly local and domestic long distance. Currently, many wireless users are blocked by their service provider from making international calls, and those that can make international calls are charged high rates. Through a combination of mobile virtual network operator (MVNO) and reseller service agreements with wireless carriers, we are able to offer wireless services to our customers at substantially reduced international rates. Even with reduced international rates, we believe our services have the potential to contribute to our profitability. Our wireless services are an early-2005 addition to our product portfolio and have not yet generated significant revenue.

The target customers for our retail VOIP products will ultimately be anyone who has a broadband connection anywhere in the world. We have been in the carrier VOIP market now for several years and carried over one billion minutes of international voice traffic in 2005 over the public Internet. In January 2004, we launched our retail VOIP TalkBroadband® service in Canada. In June 2004, we launched our retail LINGO product in the United States, which offers unlimited calling plans including destinations in Western Europe and certain countries in Asia, unlimited calling between two LINGO subscribers and the issuance of phone numbers that are local for calls originating in certain foreign countries. These services have grown to approximately 104,000 customers; growth slowed significantly during the third and fourth quarters of 2005 as we moderated our investment in LINGO due to financial resource limitations and the disruption in marketing activities raised by the emergency 911 regulations. LINGO customers generate approximately $29 in average monthly revenues. While we are pleased with the early results, significant further investment will be required to continue strengthening the LINGO brand and support an expanding customer base before contributing to our profitability.

Based on fourth quarter 2005 results of $29 million of net revenue, our new initiatives exceeded an aggregate revenue run rate of $100 million annually.

Also, it should be recognized that our marketing efforts across our broadband and local initiatives, initially increase near-term pressure on profitability and cash flow due to migration and installation charges imposed by the incumbent carriers for each customer transferred to our network. The relative impact of such fees, which currently range between $40 per customer in Canada and $110 per customer in Australia, should lessen as the rate of new customer additions becomes a lower percentage of the growing customer base. In 2005, we incurred $11 million in such fees.

We believe that progress to date in transforming the company and growing our broadband, local, and VOIP businesses has not only strengthened the company, but has enhanced the competitive positioning and the franchise values of our major operating subsidiaries in Australia and Canada. As those franchises continue to generate a substantial portion of our results, we will focus efforts during 2006 on substantially improving the profitability of our United States and European operations.

Recent Competitive Developments; Our Four-Pronged Action Plan

Our fundamental challenge continues to be generating sufficient sales volume from new initiatives in broadband, local, wireless and VOIP services to offset the declining contribution from our core long distance voice and dial-up Internet service provider (ISP) businesses. To address this challenge, we have implemented a four-pronged action plan (“Action Plan”): first, to continue to drive strong revenue growth from the new initiatives in the broadband, local, wireless and VOIP businesses and to concentrate resources on the most promising initiatives (discussed within “Recent Product Initiatives Overview”); second, to enhance margin by increasing scale on the new initiatives and by investing in broadband infrastructure in high density locations as well as migrating customers onto our network (discussed within “Recent Product Initiatives Overview”); third, to continue cost cutting and cost management programs partially to offset margin erosion caused by the continued decline of our high-margin core retail revenues; and fourth, to strengthen the balance sheet through potential deleveraging and equity capital infusion on a prudent basis.

Our operating results continue to reflect increased competition from product bundling in virtually all of our markets; product substitution (e.g., wireless for fixed line; broadband for dial-up Internet); declining usage patterns for traditional fixed line voice services as use of wireless, e-mail and instant messaging services expands; and continued competitive pricing pressures. As a result, our revenue growth and profitability have been strongly challenged by a changing industry environment, and this has caused variability in our operating results, as described below. In the past several quarters, we experienced pricing pressure on our core long distance services, reduced margins on our resale of DSL in Australia and significant churn in our dial-up ISP products in Australia, and reduced pricing on long distance offerings to encourage customers to subscribe to bundled local, wireless and broadband services. However, in Canada we have recently experienced a reduction of competitive pressures as incumbent providers are retracting low rate offers for long distance services.

Our 2005 operating results as compared to 2004 reflect $76 million in net revenue declines in our prepaid services business caused by continuing competitive pressures, as well as the effect of a United Kingdom (UK) court decision which favored our competitors. As a licensed, facilities based operator in the UK, we are required to collect and remit VAT on our prepaid services sold in the UK. Accordingly, we built VAT into the price of our services. As a consequence of the court’s decision, our competitors’ products had no VAT factored into their price, making their products an attractive lower cost alternative. In response, we no longer operate a prepaid services business in the UK, but rather support service providers through a wholesale relationship. As a result, the revenue decline was not unexpected. During the second quarter 2005, we expanded our geographic markets offering prepaid services.

Another important element of our Action Plan is the reduction of costs to offset partially the decline in core long-distance voice and dial-up ISP revenues. Over the course of the second quarter we began to implement cost reductions and these actions continued throughout the balance of 2005. Selling, general and administrative (SG&A) expense was $84 million in the fourth quarter 2005, $9 million less than the third quarter 2005.

The fourth element of our Action Plan is to reduce interest expense through further debt reduction. In 2005, we exchanged 9,820,000 shares of our common stock for the extinguishment of $17.0 million in principal amount of the 5 3/4% convertible subordinated debentures due 2007 (“2000 Convertible Subordinated Debentures”), resulting in a $5.9 million loss on early extinguishment of debt, and we exchanged 5,165,175 shares of our common stock for the extinguishment of $8.6 million in principal amount of the 12 3/4% senior notes due 2009 (“October 1999 Senior Notes”), resulting in a gain on early extinguishment of debt of $4.2 million. These exchanges will reduce our annual interest expense for 2006 by $2.1 million. On February 27, 2006, we exchanged $26.5 million principal amount of our 2000 Convertible Subordinated Debentures for $26.5 million principal amount of our step up convertible subordinated debentures due 2009 (“Step Up Convertible Subordinated Debentures”) (see Note 25—”Subsequent Events”). These debt reduction actions are somewhat offset in January 2006 by our wholly owned Canadian subsidiary entering into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement, among other things, extended the maturity date to April 2008. On February 1, 2006 the Company drew the remaining $15 million available under the loan facility. We will continue to reduce debt through regularly scheduled principal payments and may pursue opportunistic means to reduce debt, including further exchanges of our common stock for debt.

Overview of Historic Global Operations

Generally, we price our services competitively with the major carriers and service providers operating in our principal service regions. We seek to continue to generate net revenue through sales and marketing efforts focused on customers with significant communications needs (international and domestic voice, wireless, VOIP, high speed and dial-up Internet and data), including small- and medium-sized enterprises (SMEs), multinational corporations, residential customers, and other telecommunications carriers and resellers and through acquisitions.

Prices in the long distance industry continue to decline over the years we have been in busines, and as competition continues to increase in each of the service segments and each of the product lines, we believe that prices are likely to continue to decrease. Long distance minutes of use per customer also continue to decline as more customers are using wireless phones and the Internet as alternatives to the use of wireline phones. Also, product substitution (e.g., wireless/Internet for fixed line voice; broadband for dial-up ISP services) has resulted in revenue declines in our core long distance voice and dial-up ISP businesses. Additionally, we believe that because deregulatory influences have begun to affect telecommunications markets outside the United States, the deregulatory trend will result in greater competition from the existing wireline and wireless competitors and from new entrants, such as cable companies and VOIP companies, which could continue to affect adversely our net revenue per minute.

As the portion of traffic transmitted over leased or owned facilities increases, cost of revenue increasingly is comprised of fixed costs. In order to manage such costs, we pursue a flexible approach with respect to the expansion of our network capacity. In most instances, we initially obtain transmission capacity on a variable-cost, per-minute leased basis, then acquire additional capacity on a fixed-cost basis when traffic volume makes such a commitment cost-effective, and ultimately purchase and operate our own facilities when traffic levels justify such investment. We also seek to lower the cost of revenue through:

•	optimizing the cost of traffic by using the least expensive cost routing;

•	negotiating lower variable usage based costs with domestic and foreign service providers and negotiating additional and lower cost foreign carrier agreements with the foreign incumbent carriers and others;

•	continuing to expand the capacity of our network when traffic volumes justify such investment; and

•	increasing use of the public Internet.

Overall carrier revenue accounted for 20% of total net revenue for the year ended December 31, 2005, and 19% of total net revenue for year ended December 31, 2004. The provision of carrier services also allows us to connect our network to all major carriers, which enables us to provide global coverage. Our overall margin may fluctuate based on the relative volumes of international versus domestic long distance services; carrier services versus business and residential long distance services; prepaid services versus traditional post-paid voice services; Internet, VOIP and data services versus fixed line voice services; the amount of services that are resold; and the proportion of traffic carried on our network versus resale of other carriers’ services. Increased pressure will occur on our margin from customer set-up fees as we accelerate customer additions with our new product initiatives. For example, we pay a charge to transfer a new local customer in Canada, and charges to migrate DSL and local customers in Australia. However, migrating customers to our own networks, such as the DSL networks being constructed in Australia and Canada, enable us to increase our margin on such services as compared to resale of services using other carriers’ networks.

Selling, general and administrative expenses are comprised primarily of salaries and benefits, commissions, occupancy costs, sales and marketing expenses, advertising, professional fees, and administrative costs. All selling, general and administrative expenses are expensed when incurred, with the exception of direct-response advertising, which is expensed in accordance with Statement of Position 93-7, “Reporting on Advertising Costs.”

We will continue to reduce debt further through regularly scheduled principal payments and may pursue opportunistic means to reduce debt, including further exchanges of our common stock for debt.

Foreign Currency

Foreign currency can have a major impact on our financial results. Currently in excess of 80% of our net revenue is derived from sales and operations outside the United States. The reporting currency for our consolidated financial statements is the USD. The local currency of each country is the functional currency for each of our respective entities operating in that country. In the future, we expect to continue to derive the majority of our net revenue and incur a significant portion of our operating costs from outside the United States, and therefore changes in exchange rates have had and may continue to have a significant, and potentially adverse, effect on our results of operations. Our primary risk of loss regarding foreign currency exchange rate risk is caused primarily by fluctuations in the following exchange rates: USD/CAD, USD/AUD, USD/British pound (GBP), and USD/Euro (EUR). Due to the large percentage of our revenue derived outside of the United States, changes in the USD relative to one or more of the foregoing currencies could have an adverse impact on our future results of operations. We have agreements with certain subsidiaries for repayment of a portion of the investments and advances made to these subsidiaries. As we anticipate repayment in the foreseeable future, we recognize the unrealized gains and losses in foreign currency transaction gain (loss) on the consolidated statements of operations. We historically have not engaged in hedging transactions. However, the exposure of our income from operations to fluctuations in foreign currency exchange rates is reduced in part because a majority of the costs that we incur in connection with our foreign operations are also denominated in local currencies.

We are exposed to financial statement gains and losses as a result of translating the operating results and financial position of our international subsidiaries. We translate the local currency statements of operations of our foreign subsidiaries into USD using the average exchange rate during the reporting period. Changes in foreign exchange rates affect the reported profits and losses and cash flows and may distort comparisons from year to year. By way of example, when the USD strengthens compared to the EUR, there could be a negative or positive effect on the reported results for Europe, depending upon whether Europe is operating profitably or at a loss. It takes more profits in EUR to generate the same amount of profits in USD and a greater loss in EUR to generate the same amount of loss in USD. The opposite is also true. For instance, when the USD weakens there is a positive effect on reported profits and a negative effect on the reported losses for Europe.

In the year ended December 31, 2005, as compared to the year ended December 31, 2004, the USD was weaker on average as compared to the CAD, AUD and GBP and stronger on average as compared to the EUR. The following tables demonstrate the impact of currency fluctuations on our net revenue for the year ended December 31, 2005 and 2004 (in thousands, except percentages):

Net Revenue by Location - in USD

	2005 Net Revenue	2004 Net Revenue	Variance	Variance %
Canada	$261,511	$244,091	$17,420	7%
Australia	$344,218	$384,900	$(40,682)	(11)%
United Kingdom	$113,859	$241,271	$(127,412)	(53)%
Europe *	$224,324	$194,731	$29,593	15%

Revenue by Country — in Local Currencies

	2005 Net Revenue	2004 Net Revenue	Variance	Variance %
Canada (in CAD)	316,662	317,312	(650)	0%
Australia (in AUD)	451,298	523,063	71,765	(14)%
United Kingdom (in GBP)	61,999	131,756	(69,757)	(53)%
Europe * (in EUR)	181,029	156,824	24,205	15%

*	Europe includes only subsidiaries whose functional currency is the EUR.

Recent Operating Highlights and Other Events

In order to better understand our discussion of results of operations, financial condition and liquidity presented herein, we refer you to “Item I—Business—Operating Highlights and Accomplishments” concerning certain operating highlights and other events.

Critical Accounting Policies

To aid in the understanding of our financial reporting, our most critical accounting policies are described below. These policies have the potential to have a more significant impact on our financial statements, either because of the significance of the financial statement item to which they relate, or because they require judgment and estimation due to the uncertainty involved in measuring, at a specific point in time, events which are continuous in nature.

Revenue Recognition and Deferred Revenue—Net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic, and also from the provision of local and wireless services.

For voice and wholesale VOIP, net revenue is earned based on the number of minutes during a call and is recorded upon completion of a call, adjusted for allowance for doubtful accounts receivable, service credits and service adjustments. Revenue for a period is calculated from information received through our network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides us the ability to do a timely and accurate analysis of revenue earned in a period. Separate prepaid services software is used to track additional information related to prepaid service usage such as activation date, monthly usage amounts, fees and charges, and expiration date. Revenue on these prepaid services is recognized as service is provided until expiration when all unused minutes, which are no longer available to the customers, are recognized as revenue.

Net revenue is also earned for the provision of data/Internet services (including retail VOIP). Data/Internet services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths. These fees are recognized as access is provided on a monthly basis. Additionally, service activation and installation fees are deferred and amortized over the longer of the average customer life or the contract term. We record payments received in advance for prepaid services and services to be provided under contractual agreements, such as Internet broadband and dial-up access, as deferred revenue until such related services are provided.

A portion of revenue, representing less than 1% of total revenue, is earned from the sale of wireless handsets and VOIP routers. We apply the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. We have concluded that EITF No. 00-21 requires us to account for the sale of wireless handsets and VOIP routers and the related cost of handset and router revenues as a separate unit of accounting when title to the handset or router passes to the customer. Revenue recognized is the portion of the activation fees allocated to the router or handset unit of accounting in the statement of operations when title to the router or handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, and recognize such deferred fees on a straight-line basis over the contract life in the statement of operations.

Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

Allowance for doubtful accounts receivable—Determining our allowance for doubtful accounts receivable requires significant estimates. Due to the large number of customers that we serve, it is impractical to review the creditworthiness of each of our customers, although a credit review is performed for larger carrier and retail business customers. We consider a number of factors in determining the proper level of the allowance, including historical collection experience, current economic trends, the aging of the accounts receivable portfolio and changes in the creditworthiness of our customers. Systems to detect fraudulent call activity are in place within our network, but if these systems fail to identify such activity, we may realize a higher degree of uncollectible accounts. If the estimate of uncollectible revenue was 10% higher than our current estimates, net revenue would have been reduced by approximately $2.2 million, $2.0 million and $2.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Cost of revenue—Cost of revenue is comprised primarily of costs incurred from other domestic and foreign telecommunications carriers to originate, transport and terminate calls. The majority of our cost of revenue is variable, based upon the number of minutes of use, with transmission and termination costs being the most significant expense. Call activity is tracked and analyzed with customized software that analyzes the traffic flowing through our network switches and calculates the variable cost of revenue with predetermined contractual rates. If the domestic or foreign telecommunications carriers have tracked and invoiced the volume of minutes at levels different than what our activity shows or have invoiced at different rates, we will dispute the charges invoiced. There is no guarantee that we will prevail in such disputes. We use significant estimates to determine the level of success in dispute resolution and consider past historical experience, basis of dispute, financial status and current relationship with vendor, and aging of prior disputes in quantifying our estimates.

Valuation of long-lived assets—We review intangible and other long-lived assets whenever events or changes indicate that the carrying amount of an asset may not be recoverable. In making such evaluations, we compare the expected future cash flows to the carrying amount of the assets. If the total of the expected future cash flows is less than the carrying amount of the assets, we are required to make estimates of the fair value of the long-lived assets in order to calculate the impairment loss equal to the difference between the fair value and carrying value of the assets. We make significant assumptions and estimates in this process regarding matters that are inherently uncertain, such as estimating cash flows, remaining useful lives, discount rates and growth rates. The resulting cash flows are computed over an extended period of time, which subjects those assumptions and estimates to an even larger degree of uncertainty. While we believe that our estimates are reasonable, different assumptions regarding such cash flows could materially affect the valuation of the long-lived assets. During 2005, we completed an evaluation of our expected future cash flows compared to the carrying value of our assets based on conservative estimates of our expected results of operations. If we had projected less future cash flows an impairment condition may have existed.

Accounting for income taxes—We recognize deferred tax assets and liabilities for the expected future tax consequences of transactions and events. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement bases and the tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. If necessary, deferred tax assets are reduced by a valuation allowance to an amount that is determined to be more likely than not recoverable. We must make significant estimates and assumptions about future taxable income and future tax consequences when determining the amount of the valuation allowance. In addition, tax contingency reserves (if any) are established or released based on assumptions about the expected outcomes of current or anticipated tax examinations, refund claims and/or tax related litigation and estimates regarding additional tax liability (including interest and penalties thereon) or refunds resulting therefrom.

At present, our subsidiaries in the major jurisdictions in which we operate have significant deferred tax assets resulting from tax loss carryforwards. With the exception of our Canadian companies, these deferred tax assets are fully offset with valuation allowances. The appropriateness and amount of these valuation allowances are based on our assumptions about the future taxable income of each affiliate. Except in the case of our Canadian companies, if our assumptions have significantly underestimated future taxable income with respect to a particular affiliate, all or part of the valuation allowance for the affiliate would be reversed and additional income may result. With the exception of our Canadian affiliates, if our assumptions have significantly overestimated future taxable income with respect to a particular affiliate, there would be no change in the net value of the deferred tax asset and no additional income or tax expense would result. If our assumptions with respect to our Canadian affiliates have significantly overestimated future taxable income, a full or partial valuation allowance would be applied to the corresponding deferred tax assets and additional tax expense would result.

Discontinued Operations

In May 2006, the Company entered into a Share Purchase Agreement (SPA) with Videsh Sanchar Nigam Limited (VSNL), a leading international telecommunications company and member of the TATA Group, whereby VSNL purchased 100% of the stock of Direct Internet Limited (DIL), whose wholly-owned subsidiary, Primus Telecommunications India Limited (PTIL), is primarily engaged in providing fixed broadband wireless Internet services to enterprise and retail customers in India. The Company owned approximately 85% of the stock of DIL through an indirect wholly-owned subsidiary. The remaining approximately 15% of the stock of DIL was owned by the manager of DIL and PTIL, who had founded the predecessor companies. The total purchase consideration was $17.5 million. The Company received $13.0 million in net cash proceeds from the transaction at closing on June 23, 2006, after closing adjustments. Under the SPA, the Company agreed to certain non-compete provisions regarding the business of DIL and PTIL and is a party to the SPA for the purpose of guaranteeing indemnity obligations of its subsidiary selling the stock of DIL. The net assets of DIL were $8.9 million at June 23, 2006.

As a result of the sale, the Company’s consolidated financial statements reflect India operations as discontinued operations for the years ended December 31, 2005, 2004 and 2003. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income from discontinued operations.

Summarized operating results of the discontinued India operations for the years ended December 31, 2005, 2004, and 2005 are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net revenues	$10,810	$11,006	$8,450
Operating expenses	8,552	8,553	7,815

Income from operations	2,258	2,453	635
Interest expense	(4)	(3)	—
Interest income and other income (expense)	17	72	56

Income (loss) before income tax	2,271	2,522	691
Income tax expense	(189)	(213)	(68)

Income from discontinued operations	$2,082	$2,309	$623

Results of Operations

The following information for the years ended December 31, 2005, 2004 and 2003 reflects all the items included in consolidated statements of operations as a percentage of net revenue:

	Year Ended December 31,
	2005	2004	2003
NET REVENUE	100.0%	100.0%	100.0%

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	66.3%	60.9%	61.1%
Selling, general and administrative	32.2%	29.3%	26.6%
Depreciation and amortization	7.4%	6.8%	6.6%
Loss on sale of assets	0.0%	0.2%	0.1%
Loss on disposal of assets	1.1%	0.0%	0.0%
Asset impairment write-down	0%	0.1%	0.2%

Total operating expenses	107.0%	97.3%	94.6%

INCOME (LOSS) FROM OPERATIONS	(7.0)%	2.7%	5.4%

INTEREST EXPENSE	(4.5)%	(3.8)%	(4.7)%
EQUITY INVESTMENT WRITE-OFF AND LOSS	0.0%	0.0%	(0.2)%
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(0.1)%	(0.8)%	1.0%
INTEREST AND OTHER INCOME	0.1%	0.9%	0.0%
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(1.5)%	0.5%	3.1%

INCOME (LOSS) BEFORE INCOME TAXES	(13.0)%	(0.5)%	4.6%
INCOME TAX EXPENSE	(0.3)%	(0.5)%	(0.4)%

INCOME (LOSS) FROM CONTINUING OPERATIONS	(13.3)%	(1.0)%	4.2%

INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	0.2%	0.2%	0.0%

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(13.1)%	(0.8)%	4.2%
EXTRAORDINARY ITEM	0.0%	0.0%	0.1%

NET INCOME (LOSS)	(13.1)%	(0.8)%	4.3%
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	0.0%	0.0%	(0.2)%

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	(13.1)%	(0.8)%	4.1%

The following information reflects net revenue by product line for the years ended December 31, 2005, 2004 and 2003 (in thousands, except percentages) and is provided for informational purposes and should be read in conjunction with the Consolidated Financial Statements and Notes.

	2005	%	2004	%	2003	%
Voice	$905,495	77%	$1,102,635	82%	$1,087,487	85%
Data/Internet	182,300	15%	174,118	13%	121,414	9%
VOIP	88,791	8%	63,113	5%	70,428	6%

Total	$1,176,586	100%	$1,339,866	100%	$1,279,329	100%

Results of operations for the year ended December 31, 2005 as compared to the year ended December 31, 2004

Net revenue decreased $163.3 million or 12.2% to $1,176.6 million for the year ended December 31, 2005 from $1,339.9 million for the year ended December 31, 2004 for the reasons described below. Our data/Internet and VOIP revenue contributed $182.3 million and $88.8 million, respectively, for the year ended December 31, 2005, as compared to $174.1 million and $63.1 million, respectively, for the year ended December 31, 2004.

United States and Other: United States and Other net revenue decreased $40.4 million or 16.3% to $207.0 million for the year ended December 31, 2005 from $247.4 million for the year ended December 31, 2004. The decrease is primarily attributed to a decrease of $33.7 million in retail voice services (including declines in residential and small business voice services and prepaid services), a decrease of $23.1 million in carrier services and a $4.7 million decrease in Internet services which was partially offset by an increase of $20.1 million in retail VOIP and an increase of $1.1 million in wireless services.

Canada: Canada net revenue increased $17.4 million or 7.1% to $261.5 million for the year ended December 31, 2005 from $244.1 million for the year ended December 31, 2004. The increase is primarily attributed to an increase of $30.4 million in new initiatives which include local, VOIP and wireless services, an $11.2 million increase in prepaid services, and a $10.7 million increase in Internet services (mainly due to the April 2004 acquisition of Magma Communications Ltd. (“Magma”)), which was partially offset by a decrease of $34.4 million in retail voice services. The strengthening of the CAD against the USD accounted for a $17.9 million increase to revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

The following table reflects net revenue for each major country in North America (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended		Year-over-Year
	December 31, 2005 Net Revenue	December 31, 2004 Net Revenue	Variance	Variance %
United States	$203,702	$244,043	$(40,341)	(17)%
Canada	$261,511	$244,091	$17,420	7%
Other	$3,324	$3,350	$(26)	(1)%

Europe: European net revenue decreased $98.8 million or 21.9% to $352.9 million for the year ended December 31, 2005 from $451.8 million for the year ended December 31, 2004. The decrease is primarily attributable to a decrease of $104.5 million in prepaid services in the UK, a $21.7 million decrease in retail voice services, a $1.9 million decrease in wireless services, and a $0.8 million decrease in Internet and other services, partially offset by an increase in prepaid services of $24.2 million in the Netherlands and $3.9 million in Sweden and an increase of $2.0 million in carrier services. The European prepaid services business declined primarily in the UK due to a UK court decision regarding the application of VAT which favored our competitors and made PRIMUS’ products uncompetitive from a pricing standpoint. As of the first half of 2005, we no longer operate a prepaid service business in the UK, but rather are a support service provider through a wholesale relationship. During the second quarter 2005 we launched prepaid services operations in new geographic markets. The restructuring of the prepaid services business in the UK also reduced the collectibility of our receivables and resulted in a $2.5 million write-down of receivables. The weakening of the European currencies against the USD accounted for a $1.4 million decrease to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The following table reflects net revenue for each major country in Europe (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended December 31, 2005		For the year ended December 31, 2004		Year-over-Year
	Net Revenue	% of Europe	Net Revenue	% of Europe	Variance	Variance %
United Kingdom	$113,859	32%	$241,271	53%	$(127,412)	(53)%
Netherlands	102,182	29%	79,548	18%	22,634	28%
Germany	53,658	15%	47,480	11%	6,178	13%
France	19,347	6%	20,129	4%	(782)	(4)%
Other	63,895	18%	63,322	14%	573	1%

Europe Total	$352,941	100%	$451,750	100%	$(98,809)	(22)%

Asia-Pacific: Asia-Pacific net revenue decreased $41.5 million or 10.2% to $355.1 million for the year ended December 31, 2005 from $396.6 million for the year ended December 31, 2004. The decrease is primarily attributable to a $32.8 million decrease in residential voice services, a $32.3 million decrease in dial-up Internet services, an $8.2 million decrease in business voice services, and a $3.5 million decrease in prepaid services, partially offset by a $32.0 million increase in Australia DSL services, and a $3.3 million increase in carrier services. The strengthening of the AUD against the USD accounted for a $14.0 million increase to revenue, which is included in the above explanation, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004. The following table reflects net revenue for each major country in Asia-Pacific (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended December 31, 2005		For the year ended December 31, 2004		Year-over-Year
	Net Revenue	% of Asia-Pacific	Net Revenue	% of Asia-Pacific	Variance	Variance %
Australia	$344,218	97%	$384,900	97%	$(40,682)	(11)%
Other	10,890	3%	11,732	3%	(842)	(7)%

Asia-Pacific Total	$355,108	100%	$396,632	100%	$(41,524)	(10)%

Cost of revenue decreased $35.8 million to $779.8 million, or 66.3% of net revenue, for the year ended December 31, 2005 from $815.6 million, or 60.9% of net revenue, for the year ended December 31, 2004. We continue to experience a shift from higher margin core long distance voice and dial-up Internet revenues to new product sets that include bundled services and lower margin prepaid and resold services. We are also experiencing significant pressure on our margins with the increased customer and service migration fees in Canada and Australia.

United States and Other: United States and Other cost of revenue decreased $25.8 million primarily due to a decrease of $22.6 million in carrier services, a decrease of $12.0 million in retail voice services, a decrease of $3.1 million for prepaid services and a decrease of $2.6 million for Internet services. The decreases were partially offset by an increase of $13.1 million in VOIP services, and an increase of $1.4 million in wireless services, as these businesses expand further.

Canada: Canada cost of revenue increased $20.9 million primarily due to an increase of $25.3 million in new initiatives, which include local, VOIP and wireless services and customer migration fees, $5.7 million in prepaid services and $3.9 million in Internet services. The increases were partially offset by a decrease in retail voice services of $13.5 million. The strengthening of the CAD against the USD accounted for a $7.4 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Europe: European cost of revenue decreased by $26.6 million. The decrease is primarily attributable to a $26.9 million decrease in prepaid services including a decrease of $62.9 million in the UK, offset by increases of $32.0 million in the Netherlands and $4.0 million in Sweden. Retail voice decreased $5.3 million primarily in Austria and the UK. These decreases were offset by increases of $3.4 million in carrier services primarily due to a $7.2 million increase in Germany, a $5.6 million increase in Italy, a $1.4 million increase in Spain, and an increase of $0.7 million in France, offset by a $10.1 million decrease in the UK. The weakening of the European currencies against the USD accounted for a $1.5 million decrease to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Asia-Pacific: Asia-Pacific cost of revenue decreased $4.4 million primarily due to a decrease of $11.6 million in residential voice services, a decrease of $9.6 million of Internet services, a decrease of $2.8 million in business services, and a decrease of $2.3 million in prepaid services. These decreases were partially offset by an increase of $19.1 million for DSL services including customer migration fees, and an increase of $2.8 million for carrier services. Strengthening of the AUD against the USD accounted for an $8.1 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in the exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Selling, general and administrative expenses decreased $13.3 million to $379.1 million, or 32.2% of net revenue, for the year ended December 31, 2005 from $392.4 million, or 29.3% of net revenue, for the year ended December 31, 2004. The decrease in selling, general and administrative expenses is attributable to a decrease of $22.0 million in sales and marketing expenses primarily for agent commissions, a decrease of $5.6 million in advertising expenses for new initiatives, and a decrease of $2.3 million for general and administrative expenses. These decreases were partially offset by an increase of $8.8 million in salaries and benefits which reflects $3.5 million of severance expense and additional spending for VOIP, local, broadband and wireless initiatives, a $6.3 million increase in professional fees which includes efforts related to Sarbanes-Oxley compliance and consulting support of the LINGO and wireless businesses, and an increase of $1.5 million in occupancy.

United States and Other: United States and Other selling, general and administrative expenses decreased $0.9 million to $96.5 million for the year ended December 31, 2005 from $97.4 million for the year ended December 31, 2004. The decrease is attributable to a decrease of $3.2 million in salaries and benefits expense due to cost cutting/staff reduction efforts which is net of $1.4 million of related severance expenses, a decrease of $1.2 million in sales and marketing expense primarily for agent commissions, and a decrease of $0.8 million in advertising expenses. These decreases were partially offset by an increase of $3.8 million in professional fees which includes efforts related to Sarbanes-Oxley compliance and consulting support of the LINGO and wireless businesses, and an increase of $0.8 million in occupancy.

Canada: Canada selling, general and administrative expense increased $7.2 million to $97.6 million for the year ended December 31, 2005 from $90.4 million for the year ended December 31, 2004. The increase is attributable to an increase of $8.9 million in salaries and benefits expense which reflects $0.8 million of severance expense and additional spending for new initiatives, and an increase of $1.4 million in professional fees. These increases were partially offset by a decrease of $3.3 million in advertising expenses.

Europe: Europe selling, general and administrative expense decreased $16.1 million to $89.9 million for the year ended December 31, 2005 from $106.0 million for the year ended December 31, 2004. The decrease is attributable to a decrease of $20.1 million in sales and marketing expense primarily for agent commissions related to prepaid services. This decrease was partially offset by an increase of $1.5 million in professional fees, an increase of $1.2 million in general and administrative expenses and an increase of $1.2 million in salaries and benefits expense which reflects $0.4 million of severance expense.

Asia-Pacific: Asia-Pacific selling, general and administrative expense decreased $3.5 million to $95.1 million for the year ended December 31, 2005 from $98.6 for the year ended December 31, 2004. The decrease is attributable to a decrease of $3.0 million in general and administrative expenses, and a decrease of $1.6 million in advertising expenses. These decreases were partially offset by an increase of $2.1 million in salaries and benefits expense which reflects $0.9 million of severance expense.

Depreciation and amortization expense decreased $5.1 million to $86.6 million for the year ended December 31, 2005 from $91.7 million for the year ended December 31, 2004. The decrease consisted of a decrease in amortization expense of $3.5 million and a decrease in depreciation expense of $1.5 million as assets become fully depreciated.

Loss on sale of assets was $1.9 million for the year ended December 31, 2004. The loss was primarily the result of a sale of network equipment which was decommissioned when it was replaced by newer technology during the three months ended June 30, 2004.

Loss on disposal of assets was $13.4 million for the year ended December 31, 2005. We recognized a charge associated with the disposal of specific long-lived assets which were taken out of service. The charge included $8.5 million in the United Kingdom, $3.1 million in the United States, $1.3 million in Germany and $0.1 million in Spain and was comprised of network fiber, peripheral switch equipment, software development costs and other network equipment. The charge also included $0.4 million of wireless handset development costs in the United Kingdom determined to be obsolete.

Asset impairment write-down was $1.6 million for the year ended December 31, 2004. The $1.6 million impairment consisted of specific long-lived asset write-offs which included $0.6 million of networking equipment and $0.9 million of leasehold improvements on a vacated property in the United States.

Interest expense increased $2.9 million to $53.4 million for the year ended December 31, 2005 from $50.5 million for the year ended December 31, 2004. The increase is the result of $8.8 million in interest from our February 2005 senior secured term loan facility, offset by $5.9 million in interest saved from the reduction of senior debt and other refinancing arrangements.

Gain (loss) on early extinguishment of debt was ($1.7) million for the year ended December 31, 2005. The ($1.7) million loss resulted from the exchange of our common stock for the extinguishment of $17.0 million in principal amount of the 2000 Convertible Subordinated Debentures and $8.6 million in principal amount of the October 1999 Senior Notes including the write-off of deferred financing costs. The ($11.0) million loss in the year ended December 31, 2004 consisted of $10.0 million in premium payments related to our purchase of $194.5 million in principal amount of senior notes and a $3.1 million write-off of deferred financing costs; a $1.0 million gain related to our purchase of $4.0 million in principal amount of our convertible subordinated debentures, prior to maturity; and a $1.1 million gain on the settlement of a $6.1 million outstanding payment obligation from the acquisition of Cable & Wireless’ United States-based retail switched voice services customer bases.

Interest and other income decreased $9.0 million to $2.5 million for the year ended December 31, 2005, from $11.5 million for the year ended December 31, 2004. The decrease is primarily due to the release of a provision for a tax assessment in the year ended December 31, 2004, including interest and penalties, related to a business acquisition in March 1999. In August 2004, we were released from the tax assessment in its entirety and recorded a $9.2 million gain.

Foreign currency transaction gain (loss) was a loss of ($17.6) million for the year ended December 31, 2005 as compared to a gain of $6.6 million for the year ended December 31, 2004. The loss is attributable to the impact of foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency.

Income tax expense decreased to $3.8 million for the year ended December 31, 2005 from $5.7 million for the year ended December 31, 2004. The expense for both periods primarily consists of foreign withholding tax on intercompany interest and royalty fees owed to our United States subsidiary by our Canadian and Australian subsidiaries, and the decrease is due to lower interest and fees.

Results of operations for the year ended December 31, 2004 as compared to the year ended December 31, 2003

Net revenue increased $60.6 million or 4.7% to $1,339.9 million for the year ended December 31, 2004 from $1,279.3 million for the year ended December 31, 2003. Our data/Internet and VOIP revenue contributed $174.1 million and $74.1 million, respectively, for the year ended December 31, 2004, as compared to $121.4 million and $70.4 million, respectively, for the year ended December 31, 2003.

North America: North American net revenue decreased $14.6 million or 2.9% to $491.5 million for the year ended December 31, 2004 from $506.1 million for the year ended December 31, 2003. The decrease is primarily attributed to a decrease of $42.1 million and $9.4 million in the United States, in retail voice services (including declines in residential and small business voice services and prepaid services) and Internet services, respectively. This decrease was partially offset by an increase in prepaid services of $16.0 million in Canada, an increase of $14.1 million in Internet services in Canada (primarily due to the April 2004 acquisition of Magma), an increase of $5.4 million in carrier services in the United States and a $4.8 million increase related to retail VOIP in the United States and Canada in the year ended December 31, 2004 compared to the year ended December 31, 2003. The strengthening of the CAD against the USD accounted for a $17.4 million increase to revenue, which is included in the services explanation above and which reflects changes in exchange rates for the year ended December 31, 2004 as compared to the year ended December 31, 2003. The following table reflects net revenue for each major country in North America (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended		Year-over-Year
	December 31, 2004 Net Revenue	December 31, 2003 Net Revenue	Variance	Variance %
United States	$244,043	$287,360	$(43,317)	(15)%
Canada	$244,091	$214,848	$29,243	14%
Other	$3,350	$3,896	$(546)	(14)%

Europe: European net revenue increased $26.6 million or 6.3% to $451.8 million for the year ended December 31, 2004 from $425.2 million for the year ended December 31, 2003. There was an increase of $36.2 million in prepaid services, along with an increase of $6.3 million in wireless handsets and services, offset by a decrease in retail voice services of $12.6 million and a decrease in carrier services of $3.9 million. A shift of revenues occurred as part of the prepaid services business was moved out of the Netherlands’ operation to the United Kingdom’s operation. The strengthening of the European currencies against the USD accounted for a $42.3 million increase to revenue, which is included in the services explanation above and which reflects changes in exchange rates for the year ended December 31, 2004 as compared to the year ended December 31, 2003. The following table reflects net revenue for each major country in Europe (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended December 31, 2004		For the year ended December 31, 2003		Year-over-Year
	Net Revenue	% of Europe	Net Revenue	% of Europe	Variance	Variance %
United Kingdom	$241,271	53%	$156,941	37%	$84,330	54%
Netherlands	79,548	18%	137,216	32%	(57,668)	(42)%
Germany	47,480	11%	53,629	13%	(6,149)	(11)%
France	20,129	4%	19,106	4%	1,023	5%
Other	63,322	14%	58,278	14%	5,044	9%

Europe Total	$451,750	100%	$425,170	100%	$26,580	6%

Asia-Pacific: Asia-Pacific net revenue increased $48.5 million or 13.9% to $396.6 million for the year ended December 31, 2004 from $348.1 million for the year ended December 31, 2003. The increase is attributable to an increase of $48.2 million from our Australian operation, which was comprised of an increase in residential voice services of $13.1 million, business voice services of $3.4 million and Internet services of $29.6 million, including the acquisition of Australian-based AOL/7 Pty Ltd (AOL/7) which contributed $18.7 million. The strengthening of the AUD against the USD accounted for a $45.7 million increase to revenue, which is included in the services explanation above and which reflects changes in exchange rates for the year ended December 31, 2004 as compared to the year ended December 31, 2003. The following table reflects net revenue for each major country in Asia Pacific (in thousands, except percentages):

Revenue by Country — in USD

	For the year ended December 31, 2004		For the year ended December 31, 2003		Year-over-Year
	Net Revenue	% of Asia-Pacific	Net Revenue	% of Asia-Pacific	Variance	Variance %
Australia	$384,900	97%	$336,720	97%	$48,180	14%
Other	11,732	3%	11,335	3%	397	4%

Asia-Pacific Total	$396,632	100%	$348,055	100%	$48,577	14%

Cost of revenue increased $33.8 million to $815.6 million, or 60.9% of net revenue, for the year ended December 31, 2004 from $781.8 million, or 61.1% of net revenue, for the year ended December 31, 2003. The decrease in cost of revenue as a percentage of net revenue is primarily a result of a change in product mix reflecting proportionately less low margin carrier revenue and more higher margin revenue products such as prepaid services and Internet services. The majority of cost of revenue is variable, based on minutes of use.

North America: North American cost of revenue decreased $10.6 million primarily due to the decline in costs of $26.8 million and $5.3 million related to the revenue decrease in retail voice and Internet services in the United States, partially offset by an increase of $4.5 million associated with the increase in carrier services in the United States, an increase of $11.0 million in prepaid services in Canada, a $4.9 million increase in Internet services in Canada with the acquisition of Magma and a $3.9 million increase in VOIP services in the United States and Canada. The strengthening of the CAD against the USD accounted for a $6.3 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Europe: European cost of revenue increased $15.5 million primarily due to an increase in prepaid services of $22.6 million and an increase of $5.5 million for wireless handsets and services partially offset by a decrease of $12.5 million in retail voice services. The strengthening of the European currencies against the USD accounted for a $31.7 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Asia-Pacific: Asia-Pacific cost of revenue increased $30.0 million attributable to a $29.3 million increase in Australia, mostly in the residential and business voice traffic, along with the increase in Internet services costs from AOL/7, since the February 2004 acquisition. The strengthening of the AUD against the USD accounted for a $25.6 million increase to cost of revenue, which is included in the services explanation above, and which reflects changes in exchange rates for the year ended December 31, 2005 as compared to the year ended December 31, 2004.

Selling, general and administrative expenses increased $51.8 million to $392.4 million, or 29.3% of net revenue, for the year ended December 31, 2004 from $340.6 million, or 26.6% of net revenue, for the year ended December 31, 2003. The increase in selling, general and administrative expenses is attributable to a $17.1 million increase in salaries and benefits which reflects additional spending for retail VOIP, local, broadband and wireless initiatives; a $15.3 million increase in sales and marketing expenses for advertising of our new product initiatives; $8.7 million in professional fees which includes efforts related to Sarbanes-Oxley compliance and strategic tax planning; a $6.3 million increase in other administrative expenses; and a $3.4 million increase in occupancy costs, primarily for the two data centers acquired as part of the acquisitions of Magma and AOL/ 7.

Depreciation and amortization expense increased $6.7 million to $91.7 million for the year ended December 31, 2004 from $85.0 million for the year ended December 31, 2003. The increase consists of an increase in depreciation expense of $7.5 million primarily as a result of acquisitions in Australia and Canada slightly offset by a decrease in amortization expense of $0.8 million as several customer lists became fully amortized in 2003.

Loss on sale of assets increased $1.1 million to $1.9 million for the year ended December 31, 2004 from $0.8 million for the year ended December 31, 2003. The loss in the year ended December 31, 2004 was primarily the result of a sale of network equipment which was decommissioned when it was replaced by newer technology during the three months ended June 30, 2004. The loss in 2003 was associated with the sale of our satellite earth station in the United Kingdom during the three months ended June 30, 2003.

Asset impairment write-down decreased to $1.6 million for the year ended December 31, 2004 from $2.1 million for the year ended December 31, 2003. The $1.6 million impairment consisted of specific long-lived asset write-offs which included $0.6 million of networking equipment and $0.9 million of leasehold improvements on a vacated property in the United States. The impairment for the year ended December 31, 2003 consisted of write-offs of $1.0 million of switching equipment in the United Kingdom and $0.8 million for switching equipment in the United States.

Interest expense decreased $10.2 million to $50.5 million for the year ended December 31, 2004 from $60.7 million for the year ended December 31, 2003. The decrease is a result of $32.7 million in interest saved from the reduction of senior debt and other financing arrangements in the past year, offset by $21.6 million in interest expense from our debt offerings in September 2003 and January 2004, and a $0.9 million early termination penalty for reduction of debt.

Gain (loss) on early extinguishment of debt was a loss of $11.0 million for the year ended December 31, 2004, from a gain of $12.9 million for the year ended December 31, 2003. The loss of $11.0 million resulted from our purchase of $194.5 million in principal amount of our senior notes, prior to maturity, for $204.5 million in cash; the purchase of $4.0 million in principal amount of our convertible subordinated debentures, prior to maturity, for $3.0 million; a gain on the settlement of $6.1 million outstanding payment obligation from the acquisition of Cable & Wireless’ United States-based retail switched voice services customer bases for $5.0 million in cash; and $3.1 million in write-offs of related deferred financing costs. The gain of $12.9 million in the year ended December 31, 2003 consisted of an $8.6 million net gain as a result of our purchase of $97.4 million in principal amount of senior notes, prior to maturity, for $86.1 million in cash, slightly offset by the write-off of related deferred financing costs and discount on the notes, and a $4.3 million gain related to the settlement of an outstanding vendor debt obligation of $14.9 million in Europe for approximately $10.6 million in cash.

Interest and other income increased $12.5 million to $11.5 million for the year ended December 31, 2004, from $1.0 million for the year ended December 31, 2003. The increase is primarily due to the release of a provision for a tax assessment, including interest and penalties, related to a business acquisition in March 1999. In August 2004, we were released from the tax assessment in its entirety and recorded a $9.2 million gain.

Foreign currency transaction gain (loss) decreased $32.8 million to a gain of $6.6 million for the year ended December 31, 2004 from a gain of $39.4 million for the year ended December 31, 2003. The $6.6 million is attributable to the positive impact of period-end foreign currency exchange rate changes on intercompany debt balances and on receivables and payables denominated in a currency other than the subsidiaries’ functional currency where the settlement of debt is anticipated within the foreseeable future.

Income tax expense was to $5.7 million for the year ended December 31, 2004 and $5.7 million for the year ended December 31, 2003. The expense for the year ended December 31, 2004 primarily consists of foreign withholding tax on intercompany interest and royalty fees owed to our United States subsidiaries by our Canadian and Australian subsidiaries. For the year ended December 31, 2003, the expense primarily consists of $1.7 million of income tax recognized by our Canadian subsidiary and $3.8 million of foreign withholding tax on intercompany interest owed to our United States subsidiary by our Canadian and Australian subsidiaries.

Liquidity and Capital Resources

Changes in Cash Flows

Our principal liquidity requirements arise from cash used in operating activities, purchases of network equipment including switches, related transmission equipment and capacity, DSL network build-out, development of back-office systems, interest and principal payments on outstanding debt and other obligations, and acquisitions. We have financed our growth and operations to date through public offerings and private placements of debt and equity securities, vendor financing, capital lease financing and other financing arrangements.

Net cash used in operating activities was $50.7 million for year ended December 31, 2005 as compared to net cash provided by operating activities of $73.4 million for the year ended December 31, 2004. For the year ended December 31, 2005, operations used $19.0 million of cash. In addition, we used $46.1 million to reduce our accounts payable and accrued interconnection costs, $7.4 million to reduce our accrued expenses, accrued interest, accrued income tax and other liabilities and $1.6 million to increase other assets. During year ended December 31, 2005 cash was increased by reductions in accounts receivable of $19.3 million and a decrease in prepaid expenses and other current assets of $4.1 million as prepaid balances, inventories and non-trade receivables were reduced. For the year ended December 31, 2004, operations generated $106.4 million of cash, $27.1 million of which was used to reduce our accounts payable, accrued interconnection costs, accrued expenses, accrued income taxes and other liabilities. Additional payments were made primarily for inventory of the wireless handsets and prepaid expenses of $5.6 million.

Net cash used by investing activities was $44.3 million for the year ended December 31, 2005 compared to $75.6 million for the year ended December 31, 2004. Net cash used by investing activities during the year ended December 31, 2005 included $49.8 million of capital expenditures primarily for additions to our global network, especially the Australian DSL network, and back office support systems, offset by a $5.8 million decrease in restricted cash. Net cash used in investing activities during the year ended December 31, 2004 included $41.8 million of capital expenditures primarily for our global network asset additions for product development and back-office support systems, along with cash used for business acquisitions in the amount of $29.6 million—mostly for AOL/7 in Australia, and Magma and Onramp in Canada. Also in 2004, an additional $4.2 million of cash was restricted for operating purposes.

Net cash provided by financing activities was $89.7 million for the year ended December 31, 2005 as compared to net cash used in financing activities of $6.4 million for the year ended December 31, 2004. During the year ended December 31, 2005, net cash provided by financing activities consisted of $97.0 million from the issuance of our $100 million senior secured term loan facility, net of $3.0 million in financing costs, and $12.8 million issued through the loan agreement with a Canadian financial institution, partially offset by $20.3 million of principal payments on capital leases, leased fiber capacity, financing facilities and other long-term obligations. During the year ended December 31, 2004, cash provided by financing activities consisted of $233.0 million in net proceeds from the issuance of our 8% senior notes due 2014 (“2004 Senior Notes”) and $2.2 million in other financing, offset by $207.5 million used for the purchase or redemption of certain of our debt securities and $35.6 million of principal payments on capital leases, vendor financing and other long-term obligations.

Short- and Long-Term Liquidity Considerations and Risks

As of December 31, 2005, we had $43.0 million of cash and cash equivalents; in February 2006, we drew the remaining $15 million available under the Canadian loan facility, and in March 2006, we sold $5.0 million of equity (see Note 25—”Subsequent Events”). We believe that our existing cash and cash equivalents will be sufficient to fund our debt service requirements, the repayment of the 2000 Convertible Subordinated Debentures and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), and other cash needs for our operations for the next twelve months, if we realize timely sufficient benefit from the actions detailed below.

As of December 31, 2005, we had $50.1 million of our 2000 Convertible Subordinated Debentures outstanding. So far in 2006, we have exchanged $26.5 million of our 2000 Convertible Subordinated Debentures which were due February 2007 for Step Up Convertible Subordinated Debentures due in August 2009. Although we may conclude similar transactions for the remaining $23.6 million, there can be no assurance that such transactions will be completed. If no further transactions are completed, the remaining $23.6 million will be due on February 15, 2007. Our ability to repay maturing $23.6 million of 2000 Convertible Subordinated Debentures on February 15, 2007, along with the ability to meet the cash needs for our operations, will be dependent on our timely ability to realize sufficient benefit from the following actions: improved operating performance, continued cost reduction efforts, moderation of capital expenditures, potential debt financing alternatives, potential future sales of equity, certain opportunistic asset sales, and interest expense savings from balance sheet deleveraging. Our financial statements have been prepared assuming that we will continue as a going concern. Our ability to realize sufficient benefit from the actions described above raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from this uncertainty. Our independent registered public accounting firm has included in their report for 2005 an explanatory paragraph that our recurring losses from operations, the maturity of $23.6 million of the 2000 Convertible Subordinated Debentures due February 2007, negative working capital, and stockholders’ deficit raise substantial doubt about our ability to continue as a going concern.

We will continue to have significant debt service obligations during the next year and on a long-term basis. However, there can be no assurance that changes in assumptions or conditions, including those referenced under “Legal Proceedings” and “Special Note Regarding Forward-Looking Statements” will not adversely affect our financial condition or short-term or long-term liquidity.

As of December 31, 2005, we have $8.8 million in future minimum purchase obligations, $50.7 million in future operating lease payments and $635.2 million of indebtedness. Payments of principal and interest are due as follows:

Year Ending December 31,	Vendor Financing	Senior Secured Term Loan Facility (2)	Senior Notes	Senior Convertible Notes	Other Long-Term Obligations (1)	Convertible Subordinated Debentures (1)	Purchase Obligations	Operating Leases	Total
2006	$16,326	$11,550	$28,243	$4,950	$1,308	$2,882	$8,830	$14,921	$89,010
2007	6,683	11,443	28,243	4,950	16,121	51,560	—	12,212	131,212
2008	3,261	11,337	28,243	4,950	163	—	—	8,644	56,598
2009	1,548	11,230	102,303	4,950	32	—	—	6,274	126,337
2010	3,095	11,123	18,800	136,950	32	—	—	4,176	174,176
Thereafter	—	94,250	300,800	—	135	—	—	4,502	399,687

Total Minimum Principal & Interest Payments	30,913	150,933	506,632	156,750	17,791	54,442	8,830	50,729	977,020
Less: Amount Representing Interest	(3,584)	(51,683)	(197,572)	(24,750)	(337)	(4,323)	—	—	(282,249)

	$27,329	$99,250	$309,060	$132,000	$17,454	$50,119	$8,830	$50,729	$694,771

(1)	Does not include impact of 2006 debt conversion or debt exchange or the additional borrowing and maturity date extension on our Canadian term loan facility (see Note 25—”Subsequent Events”).
(2)	For the purpose of preparation of this table, we have assumed the interest rate of the $100 million Senior Secured Term Loan Facility to be 10.7%.

In February 2006, we exchanged $26.5 million principal amount of our 2000 Convertible Subordinated Debentures due February 2007 for $26.5 million principal amount of our Step Up Convertible Subordinated Debentures due August 2009.

In January 2006, our wholly owned Canadian subsidiary entered into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement, among other things, extended the maturity date to April 2008. On February 1, 2006 we drew the remaining $15 million available under the loan facility.

In January 2006, we exchanged 1,825,000 shares of our common stock for the extinguishment of $2.5 million principal amount of the October 1999 Senior Notes.

We have contractual obligations to utilize an external vendor for certain back-office support functions and to utilize network facilities from certain carriers with terms greater than one year. We generally do not purchase or commit to purchase quantities in excess of normal usage or amounts that cannot be used within the contract term. We have minimum annual purchase obligations of $8.8 million remaining in 2006.

The indentures governing the senior notes, convertible senior notes, convertible subordinated debentures, and the senior secured term loan facility, as well as other credit arrangements, contain certain financial and other covenants which, among other things, will restrict our ability to incur further indebtedness and make certain payments, including the payment of dividends and repurchase of subordinated debt and certain debt issued by our subsidiaries. We were in compliance with the above covenants at December 31, 2005.

From time to time, we consider the feasibility and timing of transactions that could raise capital for additional liquidity, debt reduction, refinancing of existing indebtedness and for additional working capital and growth opportunities. There can be no assurance we will be successful in any of these efforts to obtain any such financing on acceptable terms or at all. If we are successful in raising additional financing, securities comprising a significant percentage of our diluted capital may be issued in connection with the completion of such transactions. Additionally, if our plans or assumptions change or prove inaccurate, including those with respect to our debt levels, competitive developments, developments affecting our network or new product initiatives, services, operations or cash from operating activities, if we consummate additional investments or acquisitions, if we experience unexpected costs or competitive pressures or if existing cash and any other borrowings prove to be insufficient, we may need to obtain such financing and/or relief sooner than expected. In such circumstances, there can be no assurance we will be successful in these efforts to obtain new capital at acceptable terms.

In light of the foregoing, we and/or our subsidiaries will evaluate and determine on a continuing basis, depending on market conditions and the outcome of events described herein under “Special Note Regarding Forward–Looking Statements,” the most efficient use of our capital and resources, including investment in our new product initiatives, network, systems and lines of business, purchasing, refinancing, exchanging, tendering for or retiring certain of our outstanding debt securities and other instruments in privately negotiated transactions, open market transactions or by other means directly or indirectly to the extent permitted by our existing covenant restrictions.

New Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 changes the accounting for, and reporting of, a change in accounting principle to require retrospective application of the change to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 will be effective for a change in accounting principle in fiscal years beginning after December 15, 2005, with earlier application permitted. We believe the adoption of SFAS No. 154 will not have a material effect on our consolidated financial position, results of operations or cash flows.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. The Interpretation also clarifies that the term Conditional Asset Retirement Obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We believe the adoption of FIN No. 47 will not have a material effect on our consolidated financial position, results of operations or cash flows.

In December 2004, FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment”, which revised SFAS No. 123. This statement supercedes Accounting Principles Board (“APB”) Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective as of the beginning of the fiscal year beginning after June 15, 2005. We will adopt the statement on January 1, 2006, using the Modified Prospective Method. Had we adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma income (loss) and income (loss) per common share in the stock-based compensation accounting policy included in this Note to the consolidated financial statements. We have $0.7 million stock based compensation expense to be recognized over the next 3 years related to options outstanding at December 31, 2005.

Special Note Regarding Forward Looking Statements

Certain statements in this Annual Report on Form 10-K and elsewhere constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. Forward-looking statements include, without limitation, statements set forth in this document and elsewhere regarding, among other things:

•	expectations of future growth, creation of shareholder value, revenue, foreign revenue contributions and net income, as well as income from operations, margins, earnings per share, cash flow and cash sufficiency levels, working capital, network development, customer migration and related costs, spending on and success with new product initiatives, including the development of broadband Internet, VOIP, wireless and local services, traffic development, capital expenditures, selling, general and administrative expenses, income tax expense, goodwill impairment charges, service introductions and cash requirements;

•	increased competitive pressures, declining usage patterns, and our new product initiatives, bundled service offerings and DSL network build-out;

•	financing, refinancing, de-levering and/or debt repurchase, restructuring, exchange or tender plans or initiatives, and potential dilution of existing equity holders from such initiatives;

•	liquidity and debt service forecasts;

•	assumptions regarding currency exchange rates;

•	timing, extent and effectiveness of cost reduction initiatives and management’s ability to moderate or control discretionary spending;

•	management’s plans, goals, expectations, guidance, objectives, strategies, and timing for future operations, acquisitions, product plans, performance and results;

•	the impact of matters described under “Business—Legal Proceedings”; and

•	management’s assessment of market factors and competitive developments.

Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include those set forth in “Item 1A—Risk Factors” as well as, without limitation:

•	changes in business conditions causing changes in the business direction and strategy by management;

•	accelerated competitive pricing and bundling pressures in the markets in which we operate;

•	risks, delays and costs in seeking to reestablish our prepaid services business managed from Europe in pre-existing and new markets;

•	accelerated decrease in minutes of use on wireline phones;

•	fluctuations in the exchange rates of currencies, particularly of the USD relative to foreign currencies of the countries where we conduct our foreign operations;

•	adverse interest rate developments affecting our variable interest rate debt;

•	difficulty in maintaining or increasing customer revenues and margins through our new product initiatives and bundled service offerings, and difficulties, costs and delays in constructing and operating a proposed DSL networks in Australia and Canada, and migrating broadband and local customers to such networks;

•	inadequate financial resources to promote and to market the new product initiatives;

•	fluctuations in prevailing trade credit terms or revenues due to the adverse impact of, among other things, further telecommunications carrier bankruptcies or adverse bankruptcy related developments affecting our large carrier customers;

•	the possible inability to raise additional capital when needed, on attractive terms, or at all;

•	the inability to reduce, repurchase, exchange, tender for or restructure debt significantly, or in amounts sufficient to conduct regular ongoing operations;

•	further changes in the telecommunications or Internet industry, including rapid technological changes, regulatory changes in our principal markets and the nature and degree of competitive pressure that we may face;

•	adverse tax or regulatory rulings from applicable authorities;

•	broadband, DSL, Internet, wireless, VOIP and telecommunications competition;

•	changes in financial, capital market and economic conditions;

•	changes in service offerings or business strategies, including the need to modify business models if performance is below expectations;

•	difficulty in retaining existing long distance wireline and dial-up ISP customers;

•	difficulty in migrating or retaining customers associated with acquisitions of customer bases, or integrating other assets;

•	difficulty in selling new services in the marketplace;

•	difficulty in providing broadband, DSL, local, VOIP or wireless services;

•	changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate;

•	restrictions on our ability to follow certain strategies or complete certain transactions as a result of our inexperience with new product initiatives, or limitations imposed by our capital structure or debt covenants;

•	risks associated with our limited DSL, Internet, VOIP, Web hosting and wireless experience and expertise, including cost effectively utilizing new marketing channels such as interactive marketing utilizing the Internet;

•	entry into developing markets;

•	aggregate margin contribution from the new initiatives are not sufficient in amount or timing to offset the margin decline in our long distance voice and dial-up ISP businesses;

•	the possible inability to hire and/or retain qualified executive management, sales, technical and other personnel, and to change in size;

•	risks associated with international operations;

•	dependence on effective information systems;

•	dependence on third parties for access to their networks to enable us to expand and manage our global network and operations and to offer broadband, DSL, local, VOIP and wireless services, including dependence upon the cooperation of incumbent carriers relating to the migration of customers;

•	dependence on the implementation and performance of our global standard asynchronous transfer mode and Internet-based protocol (ATM+IP) communications network;

•	adverse regulatory rulings or actions affecting our operations, including the imposition of obligations upon VOIP providers to provide enhanced 911 (E911) services and restricting access to broadband networks owned and operated by others;

•	the potential elimination or limitation of a substantial amount or all of our United States or foreign operating loss carryforwards due to significant issuances of equity securities, changes in ownership or other circumstances, which carryforwards would otherwise be available to reduce future taxable income; and

•	the outbreak or escalation of hostilities or terrorist acts and adverse geopolitical developments.

As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Primus Telecommunications Group, Incorporated (“Primus” or the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. The Company’s internal control system over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that:

1.	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;

2.	provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with United States generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the company; and

3.	provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in condition, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of its internal control over financial reporting as of December 31, 2005. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on management’s assessment and those criteria, management believes that Primus maintained effective internal control over financial reporting as of December 31, 2005.

The Company’s independent registered public accounting firm, Deloitte & Touche LLP, has issued an audit report on management’s assessment and the effectiveness of the Company’s internal control over financial reporting. This report appears on page F-4.

/S/ K. PAUL SINGH	March 15, 2006
K. Paul Singh
Chairman, President and Chief
Executive Officer and Director

/s/ THOMAS R. KLOSTER	March 15, 2006
Thomas R. Kloster
Chief Financial Officer
(Principal Financial Officer)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Primus Telecommunications Group, Incorporated and subsidiaries

McLean, Virginia

We have audited the accompanying consolidated balance sheets of Primus Telecommunications Group, Incorporated and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ deficit, cash flows and comprehensive income (loss) for each of the three years in the period ended December 31, 2005. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primus Telecommunications Group, Incorporated and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 15, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s recurring losses from operations, the maturity of $23.6 million of the 5 3/4% convertible subordinated debentures due February 2007, negative working capital, and stockholders’ deficit raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE LLP

McLean, Virginia

March 15, 2006

(August 9, 2006 as to the effects of the subsequent events described in Notes 25 and 26)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Primus Telecommunications Group, Incorporated and subsidiaries

McLean, Virginia

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Primus Telecommunications Group, Incorporated and subsidiaries (the Company) maintained effective internal control over financial reporting as of December 31, 2005 based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Company maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2005 of the Company and our report dated March 15, 2006 (August 9, 2006 as to the effects of the subsequent events described in Notes 25 and 26) expressed an unqualified opinion on those financial statements and financial statement schedule and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern.

DELOITTE & TOUCHE LLP

McLean, Virginia

March 15, 2006

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the Year Ended December 31,
	2005	2004	2003
NET REVENUE	$1,176,586	$1,339,866	$1,279,329

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	779,765	815,639	781,834
Selling, general and administrative	379,074	392,358	340,556
Depreciation and amortization	86,562	91,699	85,006
Loss on sale of assets	8	1,941	804
Loss on disposal of assets	13,356	—	—
Asset impairment write-down	—	1,624	2,130

Total operating expenses	1,258,765	1,303,261	1,210,330

INCOME (LOSS) FROM OPERATIONS	(82,179)	36,605	68,999

INTEREST EXPENSE	(53,436)	(50,523)	(60,733)
EQUITY INVESTMENT WRITE-OFF AND LOSS	(249)	(412)	(2,678)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(1,693)	(10,982)	12,945
INTEREST AND OTHER INCOME	2,531	11,520	1,019
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(17,628)	6,588	39,394

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(152,654)	(7,204)	58,946
INCOME TAX EXPENSE	(3,808)	(5,686)	(5,701)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(156,462)	(12,890)	53,245

INCOME FROM DISCONTINED INDIA OPERATIONS, net of tax of $189, $213, and $68	2,082	2,309	623

INCOME (LOSS) BEFORE EXTRAORDINARY ITEM	(154,380)	(10,581)	53,868
EXTRAORDINARY ITEM	—	—	887

NET INCOME (LOSS)	(154,380)	(10,581)	54,755
ACCRETED AND DEEMED DIVIDEND ON CONVERTIBLE PREFERRED STOCK	—	—	(1,678)

INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(154,380)	$(10,581)	$53,077

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) before discontinued operations and extraordinary item	$(1.64)	$(0.14)	$0.75
Discontinued operations	0.02	0.02	0.01
Extraordinary item	—	—	0.01

Income (loss)	$(1.62)	$(0.12)	$0.77

DILUTED INCOME (LOSS) PER COMMON SHARE:
Income (loss) before discontinued operations and extraordinary item	$(1.64)	$(0.14)	$0.56
Discontinued operations	0.02	0.02	—
Extraordinary item	—	—	0.01

Income (loss)	$(1.62)	$(0.12)	$0.57

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	95,384	89,537	68,936

Diluted	95,384	89,537	97,998

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	December 31, 2005	December 31, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,999	$49,668
Accounts receivable (net of allowance for doubtful accounts receivable of $16,788 and $20,032)	141,909	190,208
Prepaid expenses and other current assets	31,905	37,465

Total current assets	216,813	277,341

RESTRICTED CASH	10,619	16,963
PROPERTY AND EQUIPMENT - Net	285,881	326,646
GOODWILL	85,745	83,346
OTHER INTANGIBLE ASSETS - Net	11,392	27,200
OTHER ASSETS	30,639	27,104

TOTAL ASSETS	$641,089	$758,600

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$83,941	$125,002
Accrued interconnection costs	64,333	80,048
Deferred revenue	30,037	35,219
Accrued expenses and other current liabilities	31,400	32,982
Accrued income taxes	16,339	19,506
Accrued interest	13,268	13,808
Current portion of long-term obligations	16,092	17,122

Total current liabilities	255,410	323,687

LONG-TERM OBLIGATIONS	619,120	542,230
OTHER LIABILITIES	2,893	1,439

Total liabilities	877,423	867,356

COMMITMENTS AND CONTINGENCIES (See Note 10.)
STOCKHOLDERS’ DEFICIT:
Preferred stock: Not Designated, $0.01 par value - 1,410,050 shares authorized; none issued and outstanding; Series A and B, $0.01 par value - 485,000 shares authorized; none issued and outstanding; Series C, $0.01 par value - 559,950 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value - 150,000,000 shares authorized; 105,254,552 and 90,011,899 shares issued and outstanding	1,053	900
Additional paid-in capital	686,196	658,629
Accumulated deficit	(850,038)	(695,658)
Accumulated other comprehensive loss	(73,545)	(72,627)

Total stockholders’ deficit	(236,334)	(108,756)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$641,089	$758,600

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands)

	Preferred Stock		Common Stock			Accumulated Deficit	Accumulated Other Comprehensive Loss	Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Additional Paid-In Capital
BALANCE, JANUARY 1, 2003	—	$—	64,927	$649	$607,856	$(739,832)	$(68,796)	$(200,123)
Common shares issued upon exercise of stock options	—	—	686	7	1,301	—	—	1,308
Common shares issued for compensation	—	—	—	—	472	—	—	472
Common shares issued for 401(k) Plan	—	—	136	1	257	—	—	258
Common shares issued for employee stock purchase plan	—	—	103	1	277	—	—	278
Accreted dividends on preferred shares	—	—	—	—	(322)	—	—	(322)
Proceeds of preferred shares issuance allocated to beneficial conversion feature	—	—	—	—	1,356	—	—	1,356
Deemed dividend on preferred shares	—	—	—	—	(1,356)	—	—	(1,356)
Reclassfication of Series C Preferred stock to permanent equity	560	41,514	—	—	—	—	—	41,514
Common shares issued for preferred shares conversion	(560)	(41,514)	22,617	226	41,288	—	—	—
Common shares issued upon exercise of stock warrants	—	—	4	1	30	—	—	31
Foreign currency translation adjustment	—	—	—	—	—	—	5,463	5,463
Net income	—	—	—	—	—	54,755	—	54,755

BALANCE, DECEMBER 31, 2003	—	—	88,473	885	651,159	(685,077)	(63,333)	(96,366)
Common shares issued upon exercise of stock options	—	—	682	7	1,070	—	—	1,077
Common shares issued for compensation	—	—	—	—	10	—	—	10
Common shares issued for employee stock purchase plan	—	—	124	1	324	—	—	325
Common shares issued for business acquisitions	—	—	734	7	6,066	—	—	6,073
Common shares cancelled for Restricted Stock Plan	—	—	(1)	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(9,294)	(9,294)
Net loss	—	—	—	—	—	(10,581)	—	(10,581)

BALANCE, DECEMBER 31, 2004	—	$—	90,012	$900	$658,629	$(695,658)	$(72,627)	$(108,756)
Common shares issued upon exercise of stock options	—	—	34	1	53	—	—	54
Common shares issued for employee stock purchase plan	—	—	224	2	200	—	—	202
Common shares issued in exchange for the Company’s convertible subordinated debentures	—	—	9,820	98	22,980	—	—	23,078
Common shares issued in exchange for the Company’s senior notes	—	—	5,165	52	4,334	—	—	4,386
Foreign currency translation adjustment	—	—	—	—	—	—	(918)	(918)
Net loss	—	—	—	—	—	(154,380)	—	(154,380)

BALANCE, DECEMBER 31, 2005	—	$—	105,255	$1,053	$686,196	$(850,038)	$(73,545)	$(236,334)

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended December 31,
	2005	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(154,380)	$(10,581)	$54,755
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for doubtful accounts receivable	21,522	20,210	22,117
Non-cash compensation expense	—	10	472
Stock issuance - 401(k) Plan	—	—	258
Depreciation, amortization and accretion	87,729	92,744	86,067
Loss on sale of assets	24	1,941	804
Loss on disposal of assets	13,356	—	—
Asset impairment write-down	—	1,624	2,668
Equity investment write-off and loss	249	412	2,678
(Gain) loss on early extinguishment of debt	1,693	10,982	(12,945)
Minority interest share of loss	(381)	(452)	(348)
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	11,208	(10,476)	(41,744)
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	19,276	361	(26,708)
Decrease in prepaid expenses and other current assets	4,077	3,702	4,355
(Increase) decrease in other assets	(1,599)	(10,927)	3,653
Increase (decrease) in accounts payable	(33,792)	7,943	(8,896)
Decrease in accrued interconnection costs	(12,297)	(20,155)	(19,541)
Increase (decrease) in accrued expenses, accrued income taxes, deferred revenue, other current liabilities and other liabilities	(7,313)	(14,880)	928
Increase (decrease) in accrued interest	(90)	938	(2,919)

Net cash provided by (used in) operating activities	(50,718)	73,396	65,654

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(49,823)	(41,786)	(24,746)
Cash used for business acquisitions, net of cash acquired	(243)	(29,608)	(2,175)
(Increase) decrease in restricted cash	5,813	(4,186)	1,292

Net cash used in investing activities	(44,253)	(75,580)	(25,629)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations, net	109,717	235,240	135,925
Purchase of the Company’s debt securities	—	(207,472)	(86,119)
Principal payments on capital leases, vendor financing and other long-term obligations	(20,269)	(35,564)	(130,427)
Proceeds from minority interest	—	—	39
Proceeds from sale of convertible preferred stock, net	—	—	8,895
Proceeds from sale of common stock	256	1,402	1,617

Net cash provided by (used in) financing activities	89,704	(6,394)	(70,070)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(1,402)	(5,820)	1,619

NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,669)	(14,398)	(28,426)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	49,668	64,066	92,492

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,999	$49,668	$64,066

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$50,932	$47,529	$61,462
Cash paid for taxes	$7,704	$1,054	$—
Non-cash investing and financing activities:
Capital lease additions	$7,234	$436	$82
Leased fiber capacity additions	$—	$3,820	$4,293
Property and equipment, accrued in current liabilities	$517	$—	$—
Common stock issued for business acquisition	$—	$6,073	$—
Business acquisitions, financed by long-term obligations	$2,064	$3,740	$11,242
Business acquisition costs, accrued in current liabilities	$—	$229	$660
Settlement of outstanding debt with issuance of common stock	$27,464	$—	$—

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands)

	For the Year Ended December 31,
	2005	2004	2003
NET INCOME (LOSS)	$(154,380)	$(10,581)	$54,755

OTHER COMPREHENSIVE INCOME (LOSS) - Foreign currency translation adjustment	(918)	(9,294)	5,463

COMPREHENSIVE INCOME (LOSS)	$(155,298)	$(19,875)	$60,218

See notes to consolidated financial statements.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BUSINESS

Primus Telecommunications Group, Incorporated, (“Primus” or the “Company”) is an integrated telecommunications services provider offering a portfolio of international and domestic voice, wireless, Internet, voice-over-Internet protocol (VOIP), data and hosting services to business and residential retail customers and other carriers located primarily in the United States, Australia, Canada, the United Kingdom and western Europe. The Company’s focus is to service the demand for high quality, competitively priced communications services that is being driven by the globalization of the world’s economies, the worldwide trend toward telecommunications deregulation and the growth of broadband, Internet, VOIP, wireless and data traffic.

The Company targets customers with significant telecommunications needs, including small- and medium-sized enterprises (SMEs), multinational corporations, residential customers, and other telecommunications carriers and resellers. The Company provides services over its global network, which consists of:

•	16 carrier-grade international gateway and domestic switching systems (the hardware/software devices that direct the voice traffic across the network) in the United States, Canada, Australia, Europe and Japan;

•	approximately 350 interconnection points to the Company’s network, or points of presence (POPs), within its service regions and other markets;

•	undersea and land-based fiber optic transmission line systems that the Company owns or leases and that carry voice and data traffic across the network; and

•	global network and data centers that use a high-bandwidth network standard (asynchronous transfer mode) and Internet-based protocol (ATM+IP) to connect with the network. The global VOIP network is based on routers and gateways with an open network architecture which connects the Company’s partners in over 150 countries.

The Company is incorporated in the state of Delaware and operates as a holding company of wholly-owned operating subsidiaries in the United States, Canada, Europe and the Asia-Pacific region.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern Matters and Management’s Plans —The consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The factors described below raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

As of December 31, 2005, the Company had $43.0 million of cash and cash equivalents; in February 2006, the Company drew the remaining $15 million available under the Canadian loan facility and in March 2006, it sold $5.0 million of equity (see Note 25—”Subsequent Events”). The Company believes that its existing cash and cash equivalents will be sufficient to fund its debt service requirements, the repayment of the 2000 Convertible Subordinated Debentures and other fixed obligations (such as capital leases, vendor financing and other long-term obligations), and other cash needs for its operations for the next twelve months, if the Company timely realizes sufficient benefit from the actions detailed below.

As of December 31, 2005 the Company had $50.1 million of its 2000 Convertible Subordinated Debentures outstanding. So far in 2006, it has exchanged $26.5 million of its 2000 Convertible Subordinated Debentures which were due February 2007 for Step Up Convertible Subordinated Debentures due in August 2009. Although the Company may conclude similar transactions for the remaining $23.6 million, there can be no assurance that such transactions will be completed. If no further transactions are completed, the remaining $23.6 million will be due on February 15, 2007. The Company’s ability to repay the maturing $23.6 million of 2000 Convertible Subordinated Debentures on February 15, 2007, along with the ability to meet cash needs for its operations, will be dependent on its timely ability to realize sufficient benefit from the following actions: improved operating performance, continue cost reduction efforts, moderation of capital expenditures, potential debt financing alternatives, potential future sales of equity, certain opportunistic asset sales, and interest expense savings from balance sheet deleveraging.

Principles of Consolidation—The consolidated financial statements include the Company’s accounts, its wholly-owned subsidiaries and all other subsidiaries over which the Company exerts control. The Company owns 51% of the common stock of Matrix Internet, S.A. (“Matrix”) and 51% of CS Communications Systems GmbH and CS Network GmbH (“Citrus”), in all of which the Company has a controlling interest. The Company has agreed to purchase an additional 39% of Matrix and is awaiting certain conditions to be met before closing can be completed. Additionally, the Company has the ability to control Direct Internet Limited (“DIL”) through the majority representation on its Board of Directors and pursuant to a convertible loan which can be converted into equity of DIL as may be permitted under local law. All intercompany profits, transactions and balances have been eliminated in consolidation. The Company uses the equity method of accounting for its investment in Bekkoame Internet, Inc. (“Bekko”).

Revenue Recognition and Deferred Revenue—Net revenue is derived from carrying a mix of business, residential and carrier long distance traffic, data and Internet traffic, and also from the provision of local and wireless services.

For voice and wholesale VOIP, net revenue is earned based on the number of minutes during a call and is recorded upon completion of a call, adjusted for allowance for doubtful accounts receivable, service credits and service adjustments. Revenue for a period is calculated from information received through the Company’s network switches. Customized software has been designed to track the information from the switch and analyze the call detail records against stored detailed information about revenue rates. This software provides the Company the ability to do a timely and accurate analysis of revenue earned in a period. Separate prepaid services software is used to track additional information related to prepaid service usage such as activation date, monthly usage amounts and expiration date. Revenue on these prepaid services is recognized as service is provided until expiration when all unused minutes, which are no longer available to the customers, are recognized as revenue.

Net revenue is also earned for the provision of data/Internet services (including retail VOIP). Data/Internet services include monthly fees collected for the provision of dedicated and dial-up access at various speeds and bandwidths. These fees are recognized as access is provided on a monthly basis. Additionally, service activation and installation fees are deferred and amortized over the longer of the average customer life or the contract term. The Company records payments received in advance for services and services to be provided under contractual agreements, such as Internet broadband and dial-up access, as deferred revenue until such related services are provided.

A portion of revenue, representing less than 1% of total revenue, is earned from the sale of wireless handsets and VOIP routers. We apply the provisions of Emerging Issues Task Force (EITF) Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” which provides guidance on when and how an arrangement involving multiple deliverables should be divided into separate units of accounting. We have concluded that EITF Issue No. 00-21 requires us to account for the sale of wireless handsets and VOIP routers and the related cost of handset and router revenues as a separate unit of accounting when title to the handset or router passes to the customer. Revenue recognized is the portion of the activation fees allocated to the router or handset unit of accounting in the statement of operations when title to the router or handset passes to the customer. We defer the portion of the activation fees allocated to the service unit of accounting, and recognize such deferred fees on a straight-line basis over the contract life in the statement of operations.

Net revenue represents gross revenue, net of allowance for doubtful accounts receivable, service credits and service adjustments.

Cost of Revenue—Cost of revenue includes network costs that consist of access, transport and termination costs. A portion of cost of revenue, representing less than 1% of total cost of revenue, consists of the product cost of wireless handsets and VOIP routers. The majority of the Company’s cost of revenue is variable, primarily based upon minutes of use, with transmission and termination costs being the most significant expense. Such costs are recognized when incurred in connection with the provision of telecommunications services.

Foreign Currency Transaction—Foreign currency transactions are transactions denominated in a currency other than a subsidiary’s functional currency. A change in the exchange rates between a subsidiary’s functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is reported by the Company as a foreign currency transaction gain (loss). The primary component of the Company’s foreign currency transaction gain (loss) is due to written agreements in place with certain subsidiaries in foreign countries regarding intercompany loans. The Company anticipates repayment of these loans in the foreseeable future, and recognizes the realized and unrealized gains or losses on these transactions that result from foreign currency changes in the period in which they occur as foreign currency transaction gain (loss).

Income Taxes—The Company recognizes income tax expense for financial reporting purposes following the asset and liability approach for computing deferred income taxes. Under this method, the deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities based on enacted tax rates. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Foreign Currency Translation—The assets and liabilities of the Company’s foreign subsidiaries are translated at the exchange rates in effect on the reporting date. The net effect of such translation gains and losses are reflected within accumulated other comprehensive loss in the stockholders’ deficit section of the balance sheet. Income and expenses are translated at the average exchange rate during the period.

Cash and Cash Equivalents—Cash and cash equivalents are comprised principally of amounts in money market accounts, operating accounts, certificates of deposit, and overnight repurchase agreements with original maturities of three months or less. Cash and cash equivalents are stated at cost which approximates market value.

Restricted Cash—Restricted cash consists of bank guarantees and certificates of deposit utilized to support letters of credit and contractual obligations. Restricted cash is stated at cost which approximates market value.

Advertising Costs—In accordance with Statement of Position 93-7, “Reporting on Advertising Costs,” costs for advertising are expensed as incurred except for direct-response advertising costs, which are capitalized and amortized over the lesser of the life of the customers obtained from these efforts or year following the provisioning of the customer.

Property and Equipment—Property and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the assets as well as expenditures necessary to place assets into readiness for use. Expenditures for maintenance and repairs are expensed as incurred. The estimated useful lives of property and equipment are as follows: network equipment, including fiber optic and submarine cable—5 to 25 years, furniture and equipment—5 years, leasehold improvements and leased equipment—shorter of lease or useful life. In accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” costs for internal use software that are incurred in the preliminary project stage and in the post-implementation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software.

Fiber Optic and Submarine Cable Arrangements—The Company obtains capacity on certain fiber optic and submarine cables under three types of arrangements. The Indefeasible Right of Use (“IRU”) basis provides the Company the right to use a cable for the estimated economic life of the asset according to the terms of the IRU agreement with most of the rights and duties of ownership. The Minimum Assignable Ownership Units (“MAOU”) basis provides the Company an ownership interest in the fiber optic cable with certain rights to control and to manage the facility. The Company accounts for both IRU and MAOU agreements under network equipment and depreciates the recorded asset over the term of the agreement which is generally 25 years. The Company also enters into shorter-term arrangements with other carriers which provide the Company the right to use capacity on a cable but without any rights and duties of ownership. Under these shorter-term arrangements, the costs are expensed in the period the services are provided.

Goodwill and Other Intangible Assets—In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” the Company tests goodwill for impairment at least on an annual basis. Testing for impairment is a two-step process as prescribed in SFAS No. 142. The first step is a screen for potential impairment, while the second step measures the amount of impairment, if any. Under the guidelines of SFAS No. 142, the Company is required to perform an impairment test at least on an annual basis at any time during the fiscal year provided the test is performed at the same time every year. The Company has elected October 1st as its testing date. An impairment loss would be recognized when the assets’ fair value is below their carrying value (see Note 6—”Goodwill and Other Intangible Assets”).

Valuation of Long-Lived Assets—The Company evaluates the recoverability of its long-lived assets under the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 requires the review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable and exceeds its fair value.

Significant factors, which would trigger an impairment review, include the following:

•	significant negative industry trends,

•	significant changes in technology,

•	significant underutilization of assets, and

•	significant changes in how assets are used or are planned to be used.

When such an event occurs, the Company estimates the future cash flows expected to result from the use of the asset and its eventual disposition. These impairment evaluations involve estimates of asset useful lives and future cash flows. If the undiscounted expected future cash flows are less than the carrying amount of the asset and the carrying amount of the asset exceeds its fair value, an impairment loss is recognized. Management utilizes an expected present value technique, which uses a risk-free rate and multiple cash flow scenarios reflecting the range of possible outcomes, to estimate fair value of the asset. Actual useful lives and cash flows could differ from those estimated by management using these techniques, which could have a material affect on our results of operations and financial position.

Deferred Financing Costs—Deferred financing costs incurred in connection with the senior secured term loan facility (the “Facility”), the 8% senior notes due 2014 (“2004 Senior Notes”), the 3 3/4% convertible senior notes due 2010 (“2003 Convertible Senior Notes”), the 2000 Convertible Debentures, the 12 3/4% senior notes due 2009 (“October 1999 Senior Notes”), the 11 1/4% senior notes due 2009 (“January 1999 Senior Notes”), the 9 7/8% senior notes due 2008 (“1998 Senior Notes”), the 11 3/4% senior notes due 2004 (“1997 Senior Notes”), and other financing arrangements are reflected within other assets and are being amortized over the life of the respective financing arrangements using the effective interest method. As the Company makes debt repurchases, corresponding amounts of deferred financing costs are written-off in determining the gain or loss on early extinguishment of debt.

Stock-Based Compensation—At December 31, 2005, the Company had three stock-based employee compensation plans, which are described more fully in Note 13— “Stock-Based Compensation.” The Company uses the intrinsic value method to account for these plans under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. There were no stock-based employee compensation costs for the year ended December 31, 2005 under the intrinsic value method reflected in net income. The following table illustrates the effect on net loss and loss per share if the company had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” to stock-based employee compensation.

	For the Year Ended December 31,
	2005	2004	2003
Income (loss) from continuing operations attributable to common stockholders, as reported	$(156,462)	$(12,890)	$51,567
Add: Accreted and deemed dividend on convertible preferred stock	—	—	1,678

Income (loss) from continuing operations, as reported	(156,462)	(12,890)	53,245
Add: Stock-based employee compensation expense included in income (loss) from continuing operations, net of related tax effects	—	10	730
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of income taxes	(6,110)	(2,700)	(3,493)

Pro forma income (loss) from continuing operations	(162,572)	(15,580)	50,482
Accreted and deemed dividend on convertible preferred stock	—	—	(1,678)

Pro forma income (loss) from continuing operations attributable to common stockholders	(162,572)	(15,580)	48,804

Income from discontinued operations	2,082	2,309	623
Extraordinary item	—	—	887

Pro forma income (loss) attributable to common stockholders	$(160,490)	$(13,271)	$50,314

Basic income (loss) per common share:
Income (loss) from continuing operations	$(1.64)	$(0.14)	$0.75
Income from discontinued operations	0.02	0.02	0.01
Income from extraordinary item	—	—	0.01

Net income (loss), as reported	$(1.62)	$(0.12)	$0.77

Income (loss) from continuing operations, pro forma	$(1.70)	$(0.17)	$0.71
Income from discontinued operations	0.02	0.02	0.01
Income from extraordinary item	—	—	0.01

Net income (loss), pro forma	$(1.68)	$(0.15)	$0.73

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(1.64)	$(0.14)	$0.56
Income from discontinued operations	0.02	0.02	—
Income from extraordinary item	—	—	0.01

Net income (loss), as reported	$(1.62)	$(0.12)	$0.57

Income (loss) from continuing operations, pro forma	$(1.70)	$(0.17)	$0.52
Income from discontinued operations	0.02	0.02	—
Income from extraordinary item	—	—	0.01

Net income (loss), pro forma	$(1.68)	$(0.15)	$0.53

Weighted average common shares outstanding:
Basic	95,384	89,537	68,936
Diluted	95,384	89,537	97,998

The weighted average fair value at date of grant for options granted during 2005, 2004 and 2003 was $0.46, $3.09 and $0.82 per option, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2005	2004	2003
Expected dividend yield	0%	0%	0%
Expected stock price volatility	83%	116%	66%
Risk-free interest rate	4.5%	3.4%	2.4%
Expected option term	4 years	4 years	4 years

Use of Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of net revenue and expenses during the reporting period. Actual results may differ from these estimates. Significant estimates include allowance for doubtful accounts receivable, accrued interconnection cost disputes, market assumptions used in estimating the fair values of certain assets and liabilities such as marketable securities and long-term obligations, the calculation used in determining the fair value of the Company’s stock options for use in the pro forma disclosures required by SFAS No. 123, various tax contingencies, the asset impairment write-down, and purchase price allocations.

Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its larger carrier and retail business customers but generally does not require collateral to support customer receivables. The Company maintains its cash with high quality credit institutions, and its cash equivalents are in high quality securities.

Income (Loss) Per Common Share—Basic income (loss) per common share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted income (loss) per common share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of potential common stock and related income. Potential common stock, computed using the treasury stock method or the if-converted method, includes options, warrants, convertible preferred stock and convertible debt securities. In 2005 and 2004, the Company incurred losses, and the effect of potential common stock was excluded from the computation of diluted loss per share as the effect was antidilutive. If the effect of potential common stock had been included, there would have been additional shares outstanding of 24,480,512 and 24,148,299 for the years ended December 31, 2005 and December 31, 2004, respectively. The potential common stock included in the diluted income per common share for the year ended December 31, 2003 was 29,061,885 with a related income effect of $3.1 million. In 2003, an additional 1,942,039 shares of potential common stock were not included in the diluted income per common share calculation as the effect was antidilutive.

Reclassification—Certain previous year amounts have been reclassified to conform with current year presentations.

New Accounting Pronouncements

In June 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 changes the accounting for, and reporting of, a change in accounting principle to require retrospective application of the change to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 will be effective for a change in accounting principle in fiscal years beginning after December 15, 2005, with earlier application permitted. The Company believes the adoption of SFAS No. 154 will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In March 2005, FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations.” FIN No. 47 requires an entity to recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. FIN No. 47 also clarifies that the term Conditional Asset Retirement Obligation refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. FIN No. 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company believes the adoption of FIN No. 47 will not have a material effect on the Company’s consolidated financial position, results of operations or cash flows.

In December 2004, FASB issued SFAS No. 123 (revised 2004) (“SFAS No. 123(R)”), “Share-Based Payment”, which revised SFAS No. 123. This statement supercedes APB Opinion No. 25. The revised statement addresses the accounting for share-based payment transactions with employees and other third parties, eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25 and requires that the compensation costs relating to such transactions be recognized in the consolidated statement of operations. The revised statement is effective as of the beginning of the fiscal year beginning after June 15, 2005. The Company will adopt the statement on January 1, 2006, using the Modified Prospective Method. Had the Company adopted SFAS No. 123(R) in prior periods, the impact of that standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma income (loss) and income (loss) per common share in the stock-based compensation accounting policy included in this Note to the consolidated financial statements. However, in anticipation of the adoption of SFAS No. 123(R), the Company accelerated the vesting of certain “out of the money” stock options (see also Note 13—”Stock Compensation”). The Company also has an Employee Stock Purchase Plan which allows for employees to elect to purchase stock at 85% of fair market value (determined monthly) and is considered compensatory under SFAS No. 123(R). In addition, the Company has $0.7 million of stock based compensation expense to be recognized over the next 3 years related to options outstanding at December 31, 2005.

3.	ACQUISITIONS

In December 2004, the Company’s wholly-owned subsidiary, Magma Communications Ltd. (“Magma”) acquired certain assets of Wiznet Inc. (“Wiznet”), a provider of Internet services and solutions, for a total consideration of $1.3 million (1.6 million “Canadian dollars” (CAD)), of which $0.9 million (1.1 million CAD) was paid in cash and the balance of $0.4 million (0.5 million CAD) is payable in promissory notes to be paid in three equal installments due in December 2005, 2006 and 2007. The first installment of $0.1 million (0.2 million CAD) was paid in cash in December 2005.

In June 2004, the Company’s wholly-owned subsidiary, 3082833 Nova Scotia Company (“Primus Canada”) acquired Onramp Network Services Inc. (“Onramp”), a provider of Internet services and solutions for businesses. Primus Canada acquired 100% of the issued stock of Onramp for a total consideration of $4.1 million (5.6 million CAD), paid in cash.

In February 2004, the Company’s wholly-owned subsidiary in Australia, Primus Telecommunications Pty Ltd (“Primus Telecom”) acquired the Internet service and interactive media businesses of AOL/7 Pty Ltd (“AOL/7”). AOL/7 was a joint venture between America Online Inc. (“AOL”), a wholly-owned subsidiary of Time Warner Inc., AAPT Limited, a unit of the Telecom New Zealand Group, and Seven Network Limited. Primus Telecom acquired 100% of the issued stock of AOL/7 which provided the Company with the customer base, content, content development and online advertising businesses, as well as a license for the AOL brand in Australia (until February 2006), for a total consideration of approximately $19.5 million (25.3 million Australian dollars (AUD)), paid in cash.

In June 2003, Primus Canada acquired 100% of Telesonic Communications, Inc. (“TCI”), a Canadian prepaid card company, for $6.2 million (8.5 million CAD) in cash. The last installment of the $6.2 million, in the amount of $1.2 million (1.5 million CAD) was paid on April 30, 2005. The terms of the acquisition agreement that provided for additional consideration to be paid if the acquired company’s adjusted revenues exceeded certain targeted levels through May 2005 have expired. The final purchase price including additional consideration was $10.2 million. All additional consideration has been recorded and the final payment for the additional consideration was paid in July 2005. The additional amounts were calculated as a percentage of the excess adjusted revenue earned over a specified target with no stated maximum, and were recorded as additional cost of the acquired company in accordance with SFAS No. 141, “Business Combinations.”

The following chart shows the additional consideration recorded (in thousands) as a result of revenue exceeding targeted levels:

Month Earned	Amount Earned	Month Paid
August 2004	$701	November 2004
October 2004	382	January 2005
November 2004	748	January 2005
February 2005	985	April 2005
April 2005	461	July 2005
May 2005	737	July 2005

Total Earned	$4,014

The following table summarizes (in thousands) the final allocation of the consideration paid for the fair values of the assets acquired and the liabilities assumed at the date of acquisition of TCI, Wiznet, Onramp and AOL/7. The additional consideration paid of $2.2 million for TCI in the year ended December 31, 2005 increased goodwill.

	TCI	Wiznet	Onramp	AOL/7
Current Assets	$9,229	$75	$920	$2,902
Property and equipment	75	1,026	155	61
Goodwill	9,832	399	2,217	8,594
Customer list	1,163	—	2,190	10,152
Brand name	—	—	—	3,627
Current liabilities	(10,067)	(182)	(1,252)	(5,844)
Long-term debt	—	—	(139)	—

Net assets acquired	$10,232	$1,318	$4,091	$19,492

4. ADVERTISING

The Company expenses advertising costs as incurred except for direct response advertising costs, which are capitalized and amortized over the expected period of future benefits. Direct-response advertising consists primarily of direct-mail advertisements, newspaper and television advertising. These costs are amortized over the lesser of the life of the customers obtained from these efforts or year following the provisioning of the customer. There were no capitalized advertising costs at December 31, 2005 and 2004 because of the Company’s shift from deferrable to non-deferrable types of advertising. Advertising expense for the years ended December 31, 2005, 2004 and 2003 was $35.4 million, $44.9 million and $34.5 million, respectively.

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 31,
	2005	2004
Network equipment	$753,593	$798,034
Furniture and equipment	69,837	77,676
Leasehold improvements	15,409	16,906
Construction in progress	3,945	4,879

Subtotal	842,784	897,495
Less: Accumulated depreciation	(556,903)	(570,849)

Total property and equipment, net	$285,881	$326,646

Depreciation and amortization expense for property and equipment including equipment under capital leases and vendor financing obligations for the years ended December 31, 2005, 2004 and 2003 was $71.3 million, $72.9 million and $65.4 million, respectively. The Company recorded asset impairment write-downs of $0.0 million, $1.6 million and $2.7 million in 2005, 2004 and 2003, respectively (see Note 19—”Asset Impairment”).

At December 31, 2005, the total equipment under capital lease and vendor financing obligations consisted of $86.2 million of network equipment and $1.2 million of administrative equipment, with accumulated depreciation of $25.5 million and $0.6 million, respectively. At December 31, 2004, the total equipment under capital lease and vendor financing obligations consisted of $89.0 million of network equipment and $2.6 million of administrative equipment, with accumulated depreciation of $23.9 million and $1.2 million, respectively.

6. GOODWILL AND OTHER INTANGIBLE ASSETS

Acquired intangible assets subject to amortization consisted of the following (in thousands):

	December 31,
	2005			2004
	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Customer lists	$190,370	$(179,863)	$10,507	$190,423	$(168,676)	$21,747
Brand name acquired	3,420	(3,148)	272	3,627	(1,522)	2,105
Other	2,400	(1,787)	613	6,407	(3,059)	3,348

Total	$196,190	$(184,798)	$11,392	$200,457	$(173,257)	$27,200

Amortization expense for customer lists and other intangible assets for the years ended December 31, 2005, 2004 and 2003 was $16.4 million, $19.9 million and $20.6 million, respectively. During the year ended December 31, 2005 and 2004 the Company acquired $0.2 million and $20.3 million of customer lists which had a weighted average life of less than one year and 4.6 years, respectively. Customer lists had a weighted average life of 2.8 years at December 31, 2005 and 2004. The brand name acquired had a life of 0.2 years at December 31, 2005. The useful life of the Company’s customer lists range from two to five years. The Company expects amortization expense for customer lists and other intangible assets for the fiscal years ended December 31, 2006, 2007, 2008 and 2009 to be approximately $5.1 million, $3.3 million, $2.4 million and $0.6 million, respectively. There was no intangible asset impairment in 2005 and 2004.

Acquired intangible assets not subject to amortization consisted of the following (in thousands):

	December 31,
	2005	2004
Goodwill	$85,745	$83,346

The changes in the carrying amount of goodwill for the years ended December 31, 2005 and 2004 are as follows (in thousands):

	United States and Other	Canada	Europe	Asia- Pacific	Total
Balance as of January 1, 2004	$35,845	$14,180	$1,927	$7,943	$59,895
Goodwill acquired during period	—	11,661	—	8,784	20,445
Effect of change in foreign currency exchange rates	494	2,065	161	286	3,006

Balance as of December 31, 2004	36,339	27,906	2,088	17,013	83,346
Goodwill acquired during period	—	2,064	—	—	2,064
Purchase accounting allocation adjustment	—	118	—	(190)	(72)
Effect of change in foreign currency exchange rates	432	1,339	(266)	(1,098)	407

Balance as of December 31, 2005	$36,771	$31,427	$1,822	$15,725	$85,745

7. LONG-TERM OBLIGATIONS

Long-term obligations consisted of the following (in thousands):

	December 31,
	2005	2004
Obligations under capital leases	$7,612	$1,988
Leased fiber capacity	19,717	33,084
Senior secured term loan facility	99,250	—
Financing facility and other	17,454	7,546
Senior notes	309,060	317,615
Convertible senior notes	132,000	132,000
Convertible subordinated debentures	50,119	67,119

Subtotal	635,212	559,352
Less: Current portion of long-term obligations	(16,092)	(17,122)

Total long-term obligations	$619,120	$542,230

Year Ending December 31,	Vendor Financing	Senior Secured Term Loan Facility (2)	Senior Notes	Senior Convertible Notes	Other Long-Term Obligations (1)	Convertible Subordinated Debentures (1)	Total
2006	$16,326	$11,550	$28,243	$4,950	$1,308	$2,882	$65,259
2007	6,683	11,443	28,243	4,950	16,121	51,560	119,000
2008	3,261	11,337	28,243	4,950	163	—	47,954
2009	1,548	11,230	102,303	4,950	32	—	120,063
2010	3,095	11,123	18,800	136,950	32	—	170,000
Thereafter	—	94,250	300,800	—	135	—	395,185

Total Minimum Principal & Interest Payments	30,913	150,933	506,632	156,750	17,791	54,442	917,461

Less: Amount Representing Interest	(3,584)	(51,683)	(197,572)	(24,750)	(337)	(4,323)	(282,249)

	$27,329	$99,250	$309,060	$132,000	$17,454	$50,119	$635,212

(1)	Does not include impact of 2006 debt conversion or debt exchange or the additional borrowing and maturity date extension on our Canadian term loan facility (see Note 25—”Subsequent Events”).
(2)	For the purpose of preparation of this table, we have assumed the interest rate of the $100 million Senior Secured Term Loan Facility to be 10.7%.

The indentures governing the senior notes, senior secured term loan facility, convertible senior notes and convertible subordinated debentures, as well as other credit arrangements, contain certain financial and other covenants which, among other things, will restrict the Company’s ability to incur further indebtedness and make certain payments, including the payment of dividends and repurchase of subordinated debt held by the Company’s subsidiaries. The Company was in compliance with the above covenants at December 31, 2005.

Senior Secured Term Loan Facility

In February 2005, a direct wholly-owned subsidiary of the Company, Primus Telecommunications Holding, Inc. (PTHI), completed a six-year, $100 million senior secured term loan facility (the “Facility”). Each borrowing made under the Facility may be, at the election of PTHI at the time of the borrowing, a London Inter-Bank Offered Rate (LIBOR) loan (which will bear interest at a rate equal to LIBOR + 6.50%), or a base rate loan (which will bear interest at a rate equal to the greater of the prime rate plus 5.50% or the federal funds effective rate plus 6.0%). The Facility contains no financial maintenance covenants. The Company borrowed $100 million under this facility in February 2005. The Facility will be repaid in 24 quarterly installments, which began on June 30, 2005, at a rate of one percent of the principal per year over the next five years and nine months, and the remaining balance repaid on the sixth anniversary date of the Facility, with early redemption at a premium to par at PTHI’s option at any time after February 18, 2006. The Facility is guaranteed by the Company and certain of PTHI’s subsidiaries and is secured by certain assets of PTHI and its guarantor subsidiaries.

Senior Notes, Convertible Senior Notes and Convertible Subordinated Debentures

In January 2004, PTHI, a direct, wholly-owned subsidiary of the Company, completed the sale of $240 million in aggregate principal amount of 2004 Senior Notes with semi-annual interest payments due on January 15th and July 15th, with early redemption at a premium to par at PTHI’s option at any time after January 15, 2009. The Company recorded $6.7 million in costs associated with the issuance of the 2004 Senior Notes, which have been recorded as deferred financing costs in other assets. The effective interest rate at December 31, 2005 was 8.4%. During specified periods, PTHI may redeem up to 35% of the original aggregate principal amount with the net cash proceeds of certain equity offerings of the Company. During the year ended December 31, 2004, the Company reduced the principal balance of the senior note through $5.0 million of open market purchases.

In September 2003, the Company completed the sale of $132 million in aggregate principal amount of 3 3/4% convertible senior notes due 2010 (“2003 Convertible Senior Notes”) with semi-annual interest payments due on March 15th and September 15th. The Company recorded $5.2 million in costs associated with the issuance of the 2003 Convertible Senior Notes, which have been recorded as deferred financing costs in other assets. The effective interest rate at December 31, 2005 was 4.4%. Holders of these notes may convert their notes into the Company’s common stock at any time prior to maturity at an initial conversion price of $9.3234 per share, which is equivalent to an initial conversion rate of 107.257 shares per $1,000 principal amount of the notes, subject to adjustment in certain circumstances. The notes are convertible in the aggregate into 14,157,925 shares of the Company’s common stock.

In February 2000, the Company completed the sale of $250 million in aggregate principal amount of 5 3/4% convertible subordinated debentures due 2007 (“2000 Convertible Subordinated Debentures”) with semi-annual interest payments due on February 15th and August 15th. On March 13, 2000, the Company announced that the initial purchasers of the 2000 Convertible Subordinated Debentures had exercised their $50 million over-allotment option granted pursuant to a purchase agreement dated February 17, 2000. The debentures were convertible into approximately 6,025,170 shares of the Company’s common stock based on a conversion price of $49.7913 per share. During the years ended December 31, 2001 and 2000, the Company reduced the principal balance of the debentures through $36.4 million of open market purchases and $192.5 million of conversions to its common stock. The principal that was converted to common stock was retired upon conversion and in February 2002, the Company retired all of the 2000 Convertible Subordinated Debentures that it had previously purchased in December 2000 and January 2001. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. During the year ended December 31, 2004, the Company retired $4.0 million principal amount of the 2000 Convertible Subordinated Debentures through open market purchases. During the year ended December 31, 2005, the Company exchanged 9,820,000 shares of the Company’s common stock for the extinguishment of $17.0 million in principal amount of these debentures. In accordance with SFAS No. 84, “Induced Conversion of Convertible Debt,” the Company recognized an induced conversion expense of $6.1 million in connection with this conversion. (See Note 25— “Subsequent Events”).

In October 1999, the Company completed the sale of $250 million in aggregate principal amount of October 1999 Senior Notes. The October 1999 Senior Notes are due October 15, 2009, with semi-annual interest payments due on October 15th and April 15th with early redemption at a premium to par at the Company’s option at any time after October 15, 2004. During the years ended December 31, 2002, 2001 and 2000, the Company reduced the principal balance of these senior notes through open market purchases. In June and September 2002, the Company retired all of the October 1999 Senior Notes that it had previously purchased in the principal amount of $134.3 million in aggregate. The retired principal had been held by the Company as treasury bonds and had been recorded as a reduction of long-term obligations. During the year ended December 31, 2004, the Company retired $33.0 million principal amount of the October 1999 Senior Notes through open market purchases. During the year ended December 31, 2005, the Company exchanged 5,165,175 shares of the Company’s common stock for the extinguishment of $8.6 million in principal amount of these senior notes. (See Note 25— “Subsequent Events”).

Leased Fiber Capacity, Equipment Financing and Other Long-Term Obligations

Beginning December 31, 2001, the Company accepted delivery of fiber optic capacity on an IRU basis from Southern Cross Cables Limited (“SCCL”). The Company and SCCL entered into an arrangement financing the capacity purchase. During the three months ended December 31, 2001, the Company renegotiated the payment terms with SCCL. Under the new terms, the payments for each capacity segment will be made over a five-year term ending in April 2008, which added two years to the original three-year term. The effective interest rate on current borrowings is 7.3%. The Company further agreed to purchase $12.2 million of additional fiber optic capacity from SCCL under the IRU agreement. The Company has fulfilled the total purchase obligation and made additional purchases of $3.8 million in 2004. At December 31, 2005 and December 31, 2004, the Company had a liability recorded under this agreement in the amount of $10.7 million and $16.6 million, respectively.

In December 2000, the Company entered into a financing arrangement to purchase fiber optic capacity in Australia for 51.1 million AUD ($28.5 million at December 31, 2000) from Optus Networks Pty. Limited. As of December 31, 2001, the Company had fulfilled the total purchase obligation. The Company signed a promissory note payable over a four-year term ending in April 2005 bearing interest at a rate of 14.31%. During the three months ended June 30, 2003, the Company renegotiated the payment terms extending the payment schedule through March 2007, and lowering the interest rate to 10.2%. At December 31, 2005 and 2004, the Company had a liability recorded in the amount of $9.0 million (12.4 million AUD) and $16.5 million (21.3 million AUD), respectively.

Other Long-Term Obligations

In November 2005, Primus Australia entered into a financing arrangement with Alleasing Finance Australia United for network equipment. Payments will be made over a five-year term ending October 2010. The effective interest rate on the current borrowing is 9.5%. At December 31, 2005, the Company had a liability recorded under this agreement in the amount of $6.1 million (8.4 million AUD).

In April 2004, Primus Canada entered into a loan agreement with a Canadian financial institution. The agreement provides for a $34.6 million (42 million CAD) two-year non-revolving term loan credit facility, bearing an interest rate of 7.75%. The agreement allows the proceeds to be used for general corporate purposes of the Company and is secured by the assets of Primus Canada’s operations. In October 2004, Primus Canada signed an amendment to the April 2004 loan agreement that extended the maturity date one year to April 2007. The agreement is now a three-year non-revolving term loan credit facility bearing an interest rate of 7.75%. At December 31, 2004, the Company had no outstanding liability under this loan agreement. At December 31, 2005, the Company had an outstanding liability of $12.8 million (15.0 million CAD). An affiliate of Primus Canada has an additional loan facility agreement with the Canadian financial institution of $2.6 million (3.0 million CAD) and at December 31, 2005, had a $2.6 million liability under this facility. (See Note 25— “Subsequent Events”).

8. INCOME TAXES

The total provision for income tax for continuing operations for the years ended December 31, 2005, 2004, and 2003 is as follows (in thousands):

		2005	2004	2003
Current:	Federal	$—	$—	$3,826
	State	—	—	—
	Foreign	3,808	6,129	2,566

		3,808	6,129	6,392
Deferred:	Federal	—	—	—
	State	—	—	—
	Foreign	—	(443)	(691)

		—	(443)	(691)

Total Tax Provision		$3,808	$5,686	$5,701

The provision for income taxes differed from the amount computed by applying the federal statutory income tax rate to income (loss) before income taxes, and extraordinary items due to the following (in thousands):

	For the Year Ended December 31,
	2005	2004	2003
Tax provision (benefit) at federal statutory rate	$(51,130)	$(1,592)	$20,510
Foreign income taxes	3,808	5,686	—
Effect of rate differences outside the United States	2,892	134	(2,653)
Nondeductible items	8,184	66	1,146
Increase (decrease) in valuation allowance	36,481	2,955	(13,302)
Other	3,573	(1,563)	—

Income taxes	$3,808	$5,686	$5,701

Deferred income taxes are recognized to account for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts of each period-end, based on enacted tax laws and statutory income tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income taxes reflect the net income tax effect of temporary differences between the basis of assets and liabilities for financial reporting purposes and for income tax purposes. Net deferred tax balances are comprised of the following (in thousands):

	December 31,
	2005	2004
Deferred tax assets	$306,364	$286,814
Valuation allowance	(261,936)	(235,255)
Deferred tax liabilities	(34,850)	(42,304)

Net deferred taxes	$9,578	$9,255

Change in net deferred taxes is due to change in foreign currency translation.

The significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2005	2004
Current
Allowance for bad debt	$3,441	$3,924
Other	1,679	1,383
Valuation allowance	(3,521)	(5,108)

	$1,599	$199

Non Current
Basis difference in intangibles	$34,844	$29,735
Basis difference in fixed assets impairment	74,212	84,883
Foreign tax credit	7,320	12,470
Net operating loss carryforwards	184,730	154,420
Basis difference in fixed assets	(20,103)	(23,024)
Unrealized foreign exchange gains	(14,373)	(18,485)
Other	(236)	(796)
Valuation allowance	(258,415)	(230,147)

	$7,979	$9,056

As of December 31, 2005, the Company had foreign operating loss carryforwards of approximately $255.3 million of which $52.3 million expire periodically from 2006 through 2020 and the remainder of which carryforward without expiration.

At December 31, 2005, the Company had United States operating loss carryforwards of $262.0 million available to reduce future United States taxable income, which expires periodically between 2014 through 2025. Of the operating loss carryforwards, $132.9 million are subject to limitations in the future, in accordance with Section 382 of the Internal Revenue Code.

The Company incurred $3.3 million and $5.2 million of expense in 2005 and 2004, respectively, related to foreign withholding tax on intercompany interest and royalties owed to our United States subsidiary.

No provision was made in 2005 for United States income taxes on the undistributed earnings of the foreign subsidiaries as it is the Company’s intention to utilize those earnings in the foreign operations for an indefinite period of time or to repatriate such earnings only when tax effective to do so. It is not practicable to determine the amount of income or withholding tax that would be payable upon the remittance of those earnings.

The Company is subject to challenge from various taxing authorities relative to certain tax planning strategies, including certain intercompany transactions as well as regulatory tax. The Company accrues for tax contingencies when it is probable that a liability to a taxing authority has been incurred and the amount of the contingency can be reasonably estimated, based on past experience. The Company’s tax contingency reserve is adjusted for changes in circumstances and additional uncertainties, such as significant amendments to existing tax law, both legislated and concluded through various jurisdictions’ tax court systems. The Company has recorded a tax contingency reserve of $6.1 million and $6.2 million as of December 31, 2005 and 2004, respectively. It is the opinion of the Company’s management that the possibility is remote that costs in excess of those reserved for will have a material adverse impact on the Company’s financial position, results of operations and liquidity.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, restricted cash, accounts receivable and accounts payable approximate fair value due to relatively short period to maturity. The estimated fair value of the Company’s 2004 Senior Notes, 2003 Convertible Senior Notes, 2000 Convertible Subordinated Debentures and October 1999 Senior Notes (carrying value of $491 million and $517 million, at December 31, 2005 and 2004, respectively), based on quoted market prices, was $251 million and $444 million, respectively, at December 31, 2005 and 2004. The Term Loan Facility’s carrying value approximates fair value because of the variable interest rate.

10. COMMITMENTS AND CONTINGENCIES

Future minimum lease payments under capital leases and leased fiber capacity financing (“Vendor Financing”), purchase obligations and non-cancelable operating leases as of December 31, 2005 are as follows (in thousands):

Year Ending December 31,	Vendor Financing	Purchase Obligations	Operating Leases
2006	$16,326	$8,830	$14,921
2007	6,683	—	12,212
2008	3,261	—	8,644
2009	1,548	—	6,274
2010	3,095	—	4,176
Thereafter	—	—	4,502

Total minimum lease payments	30,913	8,830	50,729
Less: Amount representing interest	(3,584)	—	—

	$27,329	$8,830	$50,729

The Company has contractual obligations to utilize an external vendor for certain back-office support functions and to utilize network facilities from certain carriers with terms greater than one year. The Company does not purchase or commit to purchase quantities in excess of normal usage or amounts that cannot be used within the contract term or at rates below or above market value. The Company made purchases under purchase commitments of $25.5 million, $22.3 million, and $3.3 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Rent expense under operating leases was $19.0 million, $17.9 million and $15.2 million for the years ended December 31, 2005, 2004 and 2003, respectively.

Litigation

Federal Securities Class Action. The Company and four of its officers (the “Primus Defendants”) were defendants in a consolidated class action in the United States District Court for the Eastern District of Virginia, “In re Primus Telecommunications Group, Incorporated Securities Litigation.” Plaintiffs sued on behalf of certain purchasers (the “Class”) of Primus securities between February 14, 2003 and July 29, 2004 (the “Class Period”). In December 2004, plaintiffs filed their Consolidated and Amended Complaint (“CAC”). Plaintiffs alleged that the Primus Defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5. Plaintiffs sought damages, among other things, on the theory that the Primus Defendants fraudulently published false and misleading statements and/or fraudulently concealed adverse, non-public information about Primus, thereby artificially inflating the price of Primus’s securities. The CAC also covered matters related to: (i) Primus Telecommunications, Inc.’s (“PTI’s”) acquisition in 2002 of Cable & Wireless’s customers in the United States and migration and attrition of such customers; (ii) VOIP initiatives and challenges faced by Primus with respect to launching the various VOIP products; and (iii) Primus’s network and decisions to lease capacity versus purchase capacity. The Primus Defendants filed a motion to dismiss the CAC in January 2005. On March 11, 2005, the court dismissed the CAC with prejudice. The court ruled that plaintiffs would not be permitted to amend further their complaint. Plaintiffs did not appeal the decision dismissing their complaint, and the time in which to appeal has lapsed. Accordingly, this matter has been finally determined.

Shareholder Derivative Action. In September 2004, Richard J. Taddy filed a shareholder derivative action in the Alexandria Division of the United States District Court for the Eastern District of Virginia against members of Primus’s Board of Directors, a former director, a board observer and three of Primus’s executive officers (the “Primus Derivative Defendants”) on behalf of Primus for alleged violations of state law, including breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment. Damages were sought based on allegations that, between “November 2003 and the present,” the Primus Derivative Defendants (1) publicly issued false and misleading statements and concealed adverse, non-public information about Primus, (2) engaged in, or permitted, illegal insider trading, and (3) engaged in, or permitted, various acts of “gross mismanagement” and “corporate waste.” In November 2004, the Primus Derivative Defendants filed a motion to dismiss the derivative action. In December 2004, the court granted Primus’s motion to dismiss the shareholder derivative action. The court dismissed the complaint because plaintiff failed to: (1) make a demand on Primus’s Board of Directors before filing the action as required by Delaware law or (2) allege with the requisite specificity that such a demand would have been futile. The court denied plaintiff’s request to amend the complaint and dismissed the complaint with prejudice. Plaintiff appealed this decision to the 4th Circuit of the United States Court of Appeals. In June 2005, plaintiff dismissed this action with prejudice. Accordingly, this matter has been finally determined.

Hondutel. In December 1999, Empresa Hondurena de Telecomunicaciones, S.A. (“Plaintiff”), based in Honduras, filed suit in Florida State Court in Broward County against TresCom and one of TresCom’s wholly-owned subsidiaries, St. Thomas and San Juan Telephone Company, Inc. (“STSJ”), alleging that such entities failed to pay amounts due to plaintiff pursuant to contracts for the exchange of telecommunications traffic from December 1996 through September 1998. The Company acquired the stock of TresCom in June 1998. Plaintiff had been seeking over $18 million in damages, plus interest and costs. In October 2005, the Company agreed to settle this matter by agreeing to provide certain services to Plaintiff at no cost. The Company has accrued amounts sufficient to cover the anticipated costs of providing such services. During 2005, the Company realized a reduction of cost of revenue of $2 million which was the difference between the accrued balance and the settlement amount. Accordingly, this matter has been finally determined.

Other. The Company is subject to certain other claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company believes that any aggregate liability that may ultimately result from the resolution of these other matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows.

11. CONVERTIBLE PREFERRED STOCK

In December 2002, the Company signed an agreement to sell 559,950 newly-authorized shares of its Series C convertible preferred stock (the “Series C Preferred”) for an aggregate purchase price of $42 million. On December 31, 2002, the Company issued 438,853 shares of Series C Preferred for approximately $32.3 million, net of $0.6 million of offering costs.

When issued on December 31, 2002, the Series C Preferred accrued dividends at the rate of 8.0% per annum on the outstanding accreted value, subject to elimination upon meeting certain performance criteria. The performance criteria was met in February 2003, eliminating the dividend requirement. The Company accreted dividends of $0.3 million in 2003. The accreted dividends were effected through a modification of the conversion ratio. When originally issued, each Series C Preferred share was convertible into 40 shares of common stock. Upon meeting the performance criteria, the conversion ratio was modified to convert each Series C Preferred share into 40.3911 shares of common stock. The preferred-to-common stock conversion ratio and the conversion price were subject to certain antidilution adjustments.

At a special meeting of the Company’s stockholders on March 31, 2003, its stockholders voted to approve the issuance of the remaining 121,097 shares of Series C Preferred for approximately $8.9 million in cash, net of $0.2 million of offering costs. Each Series C Preferred share was convertible into 40.3911 shares of common stock. At the time of issuance, the fair value of the Company’s stock was greater than the conversion price. The Company calculated a beneficial conversion feature of $1.4 million, which was recorded as a deemed dividend at the time of issuance.

Each Series C Preferred share was convertible into common stock at any time. All shares were mandatorily convertible if (i) two-thirds of the holders elected to convert or (ii) the average closing price of the Company’s common stock for any period of 20 consecutive trading days exceeded three times the then effective conversion price, and all of the then outstanding shares of Series C Preferred were no longer subject to transfer restrictions as contained in, and may be sold or transferred by such Series C holders in compliance with, Rule 144(k) and Rule 145 under the Securities Act of 1933, as amended. The Series C Preferred shareholders were entitled to vote on all matters submitted to the common stock holders on an as-if-converted basis.

On April 30, 2003, the Company’s Board of Directors approved an amendment to the Company’s Stockholder Rights Plan which provides if the rights issued to stockholders under the Rights Plan are triggered, the Company may exchange for each right one share of Company common stock (or 1/1000 of a share of Series B Company Preferred Stock). With this amendment, the issuance of common stock or Series B Company Preferred Stock is no longer elective on the part of the rights holder, but is elective on the part of the Company. Because the decision regarding the issuance of common stock in exchange for rights is under the control of the Company, the Series C Preferred shares were no longer considered mezzanine financing and have been reclassified to the equity section of the balance sheet as of April 30, 2003.

In November 2003, the selling security holders converted 559,950 shares of convertible preferred stock, representing 100% of the outstanding Series C Preferred, into 22,616,990 shares of common stock. During a 270-day period commencing November 4, 2003, certain selling security holders’ shares were subject to the terms of a lock-up agreement with the Company, which generally prohibited the resale of 13,540,008 of such shares. As of December 31, 2004 and December 31, 2005, no shares were subject to the terms of the lock-up agreement.

12. STOCKHOLDERS’ EQUITY

During the year ended December 31, 2005, the Company exchanged 9,820,000 shares of the Company’s common stock for the extinguishment of $17.0 million in principal amount of the 2000 Convertible Subordinated Debentures and exchanged 5,165,175 shares for the extinguishment of $8.6 million in principal amount of the October 1999 Senior Notes (see Note 7—“Long-Term Obligations”).

In April 2004, Primus Canada acquired 100% of the issued stock of Magma for a total consideration of $11.3 million (15.1 million CAD), a portion of which was paid in cash and the balance in 734,018 shares of the Company’s common stock valued at $6.1 million.

In November 2003, the Company issued 22,616,990 shares of common stock pursuant to the conversion of the Series C Preferred (see Note 11—“Convertible Preferred Stock”).

13. STOCK-BASED COMPENSATION

In December 1998, the Company established the 1998 Restricted Stock Plan (the “Restricted Plan”) to facilitate the grant of restricted stock to selected individuals (excluding executive officers and directors of the Company) who contribute to the development and success of the Company. The total number of shares of common stock that may be granted under the Restricted Plan is 750,000. The Company did not issue any restricted stock under the Restricted Plan for the years ended December 31, 2005, 2004 and 2003. During the year ended December 31, 2004, the Company cancelled 494 shares of restricted stock (which were issued prior to 2001) due to the termination of certain employees and agents, respectively. As of December 31, 2005, of the remaining issued shares, none are considered restricted.

The Company sponsors an employee stock option plan (the “Equity Incentive Plan”). The total number of shares of common stock authorized for issuance under the Equity Incentive Plan is 13,000,000. Under the Equity Incentive Plan, awards may be granted to key employees of the Company and its subsidiaries in the form of Incentive Stock Options or Nonqualified Stock Options. The Equity Incentive Plan allows the granting of options at an exercise price of not less than 100% of the stock’s fair value at the date of grant. The options vest over a period of up to three years, and no option will be exercisable more than ten years from the date it is granted. On June 16, 2004, the stockholders of the Company approved amendments to the Equity Incentive Plan, including (i) renaming the employee stock option plan the “Equity Incentive Plan”; (ii) expanding the forms of awards permitted to be granted, including stock appreciation rights, restricted stock awards, stock units and other equity securities, and authorizing a tax deferral feature for executive officers; (iii) prohibiting the repricing of stock options in the future without stockholder approval; and (iv) requiring three-year vesting of restricted stock and stock unit awards, unless accelerated following the first anniversary of the award due to the satisfaction of predetermined performance conditions.

The Company sponsors a Director Stock Option Plan (the “Director Plan”) for non-employee directors. Under the Director Plan, an option is granted to each qualifying non-employee director to purchase 45,000 shares of common stock, which vests in one-third increments as of the grant date and the first and second anniversaries of the grant date, over a two-year period. The option price per share is the fair market value of a share of common stock on the date the option is granted. No option will be exercisable more than five years from the date of grant. On June 16, 2004, the stockholders of the Company approved amendments to the Director Plan to (i) increase the number of shares of common stock issuable pursuant to awards under the Director Plan by 300,000 to a total of 900,000; and (ii) authorize the issuance of restricted stock (in lieu of cash compensation at the discretion of individual Directors).

On December 21, 2005, the Company accelerated the vesting of certain unvested stock options previously awarded under the Company’s Equity Incentive Plan and Director Plan. The Company took this action because the future costs to be recognized if this action were not taken were disproportionate to the employee retention value of the stock options. As a result of this action, stock options to purchase up to 1.5 million shares of common stock, which would otherwise have vested over the next three years, became exercisable effective December 21, 2005. These stock options have exercise prices ranging from $1.61 to $6.30 per share. Based upon the closing stock price for the Company’s common stock of $0.82 per share on December 21, 2005, all of these stock options were “under water” or “out-of-the-money.” Of the stock options whose vesting is being accelerated, 0.6 million stock options are held by executive officers and 30,000 stock options are held by non-employee directors. Outstanding unvested stock options to purchase 1.5 million shares of the Company’s common stock, with per share exercise prices ranging from $0.62 to $0.92, were not accelerated.

Under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” the Company will be required to apply expense recognition provisions beginning January 1, 2006. As a result of the acceleration, the Company expects to eliminate anticipated stock option expense of approximately $2.0 million in 2006 and approximately $1.1 million in 2007 on a pre-tax basis, based upon the Company’s fair value calculations using the Black-Scholes methodology.

A summary of stock option activity during the three years ended December 31 is as follows:

	2005		2004		2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding — Beginning of year	8,642,366	$2.94	7,333,891	$2.10	5,865,442	$2.10
Granted	1,530,500	$0.92	2,329,000	$5.25	2,567,000	$2.15
Exercised	(34,250)	$1.57	(681,537)	$1.58	(686,316)	$1.18
Forfeitures	(822,611)	$5.81	(338,988)	$3.64	(412,235)	$4.09

Outstanding — end of year	9,316,005	$2.36	8,642,366	$2.94	7,333,891	$2.10

Eligible for exercise – end of year	7,816,005		5,578,841		3,205,088

The following table summarizes information about stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Range of Option Prices	Total Outstanding	Weighted Average Remaining Life in Years	Weighted Average Outstanding Price	Total Exercisable	Weighted Average Exercise Price
$0.54 to $0.75	116,668	4.34	$0.62	114,668	$0.62
$0.79 to $0.87	105,000	7.55	$0.84	15,000	$0.79
$0.90	1,071,556	5.31	$0.90	1,071,556	$0.90
$0.92	1,408,000	9.85	$0.92	—	$0.00
$1.33 to $1.61	36,166	7.81	$1.47	36,166	$1.47
$1.65	2,361,486	6.97	$1.65	2,361,486	$1.65
$1.80 to $2.38	2,248,065	6.84	$1.97	2,248,065	$1.97
$3.03 to $6.30	1,919,164	8.42	$5.21	1,919,164	$5.21
$12.31 to $17.44	25,850	3.66	$14.51	25,850	$14.51
$31.00 to $33.38	24,050	4.14	$32.26	24,050	$32.26

	9,316,005			7,816,005

14. EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) employee benefit plan (the “401(k) Plan”) that covers substantially all United States based employees. Employees may contribute amounts to the 401(k) Plan not to exceed statutory limitations. The 401(k) Plan provides an employer matching contribution in cash of 50% of the first 6% of employee annual salary contributions which are subject to three-year cliff vesting. During the year ended December 31, 2003, the 401(k) Plan provided an employer matching contribution in the Company’s common stock or cash and issued 135,807 shares of common stock as contributions and made remaining contributions in the form of cash.

The following table summarizes information about the matching contribution the Company made in both the Company’s common stock and cash during the years ended December 31, 2005, 2004 and 2003 (in thousands):

	For the Years Ended December 31,
	2005	2004	2003
Cash contribution	$415	$442	$300
Common stock issued as contribution	—	—	258

Total	$415	$442	$558

Common stock issued (shares)	—	—	136

Effective January 1, 1998, the Company adopted an Employee Stock Purchase Plan (“ESPP”). The ESPP allows employees to contribute up to 15% of their compensation to purchase the Company’s common stock at 85% of the fair market value. An aggregate of 2,000,000 shares of common stock were reserved for issuance under the ESPP. During the years ended December 31, 2005, 2004 and 2003, the Company issued 223,228 shares, 124,292 shares and 102,537 shares under the ESPP, respectively.

15. RELATED PARTIES

The Company had a reciprocal services agreement with a vendor to provide and to receive domestic and international termination of telecommunication services. A Director of the Company is the Chairman and Chief Executive Officer of the vendor providing such services. The contract was on a month-to-month basis. The Company recorded revenue of approximately $46,000, $331,000 and $375,000 and costs of $82,000, $687,000 and $125,000 in 2005, 2004 and 2003, respectively, for services provided and other discrete services received under this agreement. The Company had no amounts due from the vendor at December 31, 2005 and approximately $54,000 at December 31, 2004. As of December 31, 2005, the reciprocal services agreement is terminated.

During the year ended 2005, 2004 and 2003, the Company provided international telecommunications services to a customer for which a Director of the Company is the Chairman and Chief Executive Officer of the customer. The Company recorded revenue of approximately $46,000, $75,000 and $121,000 in 2005, 2004 and 2003, respectively, for services provided. The Company had amounts due from the customer of approximately $3,000, $4,000 and $11,000 at December 31, 2005, 2004 and 2003, respectively.

16. OPERATING SEGMENT AND RELATED INFORMATION

The Company has four reportable operating segments based on management’s organization of the enterprise into geographic areas—United States and Other, Canada, Europe and Asia-Pacific. Canada was determined to be a separate segment at the end of 2004, as management had begun to focus on its results as a separate market and operations. The Company evaluates the performance of its segments and allocates resources to them based upon net revenue and income (loss) from operations. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. Net revenue by reportable segment is reported on the basis of where services are provided. The Company has no single customer representing greater than 10% of its revenues. Operations and assets of the United States and Other segment include shared corporate functions and assets, which the Company does not allocate to its other geographic segments for management reporting purposes.

Summary information with respect to the Company’s segments is as follows and is shown net of discontinued operations for net revenue and income (loss) from operations (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net Revenue
United States and Other
United States	$203,702	$244,043	$287,360
Other	3,324	3,350	3,896

Total United States and Other	207,026	247,393	291,256

Canada
Canada	261,511	244,091	214,848

Total Canada	261,511	244,091	214,848

Europe
United Kingdom	113,859	241,271	156,941
Germany	53,658	47,480	53,629
Netherlands	102,182	79,548	137,216
Other	83,242	83,451	77,384

Total Europe	352,941	451,750	425,170

Asia-Pacific
Australia	344,218	384,900	336,720
Other	10,890	11,732	11,335

Total Asia-Pacific	355,108	396,632	348,055

Total net revenue	$1,176,586	$1,339,866	$1,279,329

Income (Loss) from Operations
United States and Other	$(58,003)	$(49,232)	$(20,318)
Canada	25,280	35,180	36,318
Europe	(47,511)	18,784	11,363
Asia-Pacific	(1,945)	31,873	41,636

Total income (loss) from operations	$(82,179)	$36,605	$68,999

Capital Expenditures
United States and Other	$11,118	$5,394	$4,361
Canada	13,171	13,645	6,751
Europe	4,624	9,832	4,058
Asia-Pacific	20,910	12,915	9,576

Total	$49,823	$41,786	$24,746

The above capital expenditures exclude assets acquired in business combinations and under terms of capital lease and vendor financing obligations.

	December 31,
	2005	2004
Assets
United States and Other
United States	$134,360	$161,602
Other	7,226	6,920

Total United States and Other	141,586	168,522

Canada
Canada	157,155	151,342

Total Canada	157,155	151,342

Europe
United Kingdom	35,685	78,064
Germany	13,374	16,685
Netherlands	13,379	14,615
Other	57,019	62,055

Total Europe	119,457	171,419

Asia-Pacific
Australia	200,148	242,158
Other	22,743	25,159

Total Asia-Pacific	222,891	267,317

Total	$641,089	$758,600

The Company offers three main products—voice, data/Internet and VOIP in all of our segments. Summary net revenue information with respect to the Company’s products is as follows (in thousands):

	For the Year Ended December 31,
	2005	2004	2003
Voice	$905,495	$1,102,635	$1,087,487
Data/Internet	182,300	174,118	129,864
VOIP	88,791	63,113	61,978

Total	$1,176,586	$1,339,866	$1,279,329

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly results of operations for the two years ended December 31, 2005 and 2004.

	For the Quarter Ended
	March 31, 2005	June 30, 2005	September 30, 2005	December 31, 2005
	(in thousands, except per share amounts)
Net revenue	$310,987	$290,638	$290,430	$284,531
Loss from operations	$(17,462)	$(24,815)	$(33,513)	$(6,389)
Loss from continuing operations	$(35,159)	$(44,770)	$(51,248)	$(25,285)
Income from discontinued operations	$532	$581	$601	$368
Net loss	$(34,627)	$(44,189)	$(50,647)	$(24,917)
Basic income (loss) per common share:
Loss from continuing operations	$(0.39)	$(0.50)	$(0.52)	$(0.25)
Income from discontinued operations	0.01	0.01	0.01	0.01

Total basic loss per common share	$(0.38)	$(0.49)	$(0.51)	$(0.24)

Diluted income (loss) per common share:
Loss from continuing operations	$(0.39)	$(0.50)	$(0.52)	$(0.25)
Income from discontinued operations	0.01	0.01	0.01	0.01

Total diluted loss per common share	$(0.38)	$(0.49)	$(0.51)	$(0.24)

	For the Quarter Ended
	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
	(in thousands, except per share amounts)
Net revenue	$345,398	$328,835	$331,542	$334,091
Income (loss) from operations	$20,049	$11,659	$5,667	$(770)
Income (loss) from continuing operations	$(10,504)	$(15,377)	$15,419	$(2,428)
Income from discontinued operations	$449	$491	$734	$635
Net income (loss)	$(10,055)	$(14,886)	$16,153	$(1,793)
Basic income (loss) per common share:
Income (loss) from continuing operations	$(0.12)	$(0.17)	$0.17	$(0.03)
Income from discontinued operations	0.01	—	0.01	0.01

Total basic loss per common share	$(0.11)	$(0.17)	$0.18	$(0.02)

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(0.12)	$(0.17)	$0.16	$(0.03)
Income from discontinued operations	0.01	—	—	0.01

Total diluted loss per common share	$(0.11)	$(0.17)	$0.16	$(0.02)

Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not agree with per share amounts for the year.

18. LOSS ON DISPOSAL OF ASSETS

During the year ended December 31, 2005, the Company recognized a charge of $13.4 million associated with the disposal of specific long-lived assets which were taken out of service in connection with the Company’s efforts to reduce costs. The charge included $8.5 million in the United Kingdom, $3.1 million in the United States, $1.3 million in Germany and $0.1 million in Spain and was comprised of network fiber, peripheral switch equipment, software development costs, and other network equipment. The charge also included $0.4 million of wireless handset development costs in the United Kingdom determined to be obsolete.

19. ASSET IMPAIRMENT

During the year ended December 31, 2004, the Company recognized a $1.6 million asset impairment charge of specific long-lived asset write-offs which included $0.6 million of networking equipment and $0.9 million of leasehold improvements on a vacated property in the United States.

During the year ended December 31, 2003, the Company recognized a $2.7 million asset impairment charge, which included $1.0 million of networking equipment in the United Kingdom, $0.8 million of network equipment in the United States, $0.2 million of networking equipment in Germany, and a write-off of assets of $0.5 million related to the fax-over-IP business in India in connection with assets no longer in use.

The following table outlines the Company’s asset impairment write-down by segment (in thousands):

	For the Year Ended December 31,
	2004	2003
United States and Other
United States	$1,495	$839
Other	—	—

Total United States and Other	1,495	839

Europe
United Kingdom	—	971
Germany	—	189
Other	129	—

Total Europe	129	1,160

Asia-Pacific
Australia	—	131

Total Asia-Pacific	—	131

Total	$1,624	$2,130

20. EQUITY INVESTMENT WRITE-OFF AND LOSS

As of October 1, 2002, the Company amended its contractual agreements to give up its right to control the Board of Directors and the operations of Bekko, its data/Internet investment in Japan. As a result, the Company deconsolidated Bekko in October 2002 and recorded an equity investment. The Company recorded a loss of $0.2 million in 2005 which brought the equity investment balance to $0, a loss of $0.4 million in 2004 and a loss of $2.7 million after the investment was deemed to be permanently impaired in 2003.

21. GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT

In 2005, the Company exchanged 14,985,175 shares of the Company’s common stock for the extinguishment of $25.6 million principal amount of its 2000 Convertible Subordinated Debentures and October 1999 Senior Notes prior to maturity resulting in a loss on early extinguishment of debt of $1.7 million, including the write-off of related deferred financing costs. In particular, the following debt securities were extinguished: $17.0 million principal amount of the 2000 Convertible Subordinated Debentures were exchanged for 9,820,000 shares of the Company’s common stock resulting in a loss on early extinguishment of debt of $5.9 million, and $8.6 million principal amount of the October 1999 Senior Notes were exchanged for 5,165,175 shares of the Company’s common stock resulting in a gain on early extinguishment of debt of $4.2 million.

In 2004, the Company made open market purchases of $198.5 million principal amount of its Convertible Subordinated Debentures and Senior Notes, prior to maturity for $207.5 million and fully paid its debt obligations with Cable & Wireless (C&W) for $6.1 million resulting in a loss on early extinguishment of debt of $11.0 million, including the write-off of related deferred financing costs. In particular, the following high yield debt securities were purchased: $109.9 million of the January 1999 Senior Notes for $116.1 million resulting in a loss on early extinguishment of debt of $7.4 million; $46.6 million of the 1998 Senior Notes for $48.9 million resulting in a loss on early extinguishment of debt of $3.0 million; $33.1 million principal amount of the October 1999 Senior Notes for $35.0 million resulting in a loss on early extinguishment of debt of $2.5 million; $4.0 million of the 2000 Convertible Subordinated Debentures for $3.0 million resulting in a gain on early extinguishment of debt of $0.9 million; and $5.0 million principal amount of the 2004 Senior Notes for $4.5 million resulting in a gain on early extinguishment of debt of $0.4 million. The Company fully paid its debt obligation of $6.1 million with C&W from the purchase of its retail voice switched services customer base for $5.0 million in cash resulting in a gain on early extinguishment of debt of $1.1 million.

In 2003, the Company made open market purchases or satisfied and discharged $97.4 million principal amount of its Senior Notes prior to maturity for $86.1 million in cash, fully paid an outstanding debt obligation of $56.0 million prior to maturity and settled an outstanding vendor obligation of $14.9 million in Europe for $10.6 million, resulting in an aggregate gain on early extinguishment of debt of $12.9 million including the write-off of related deferred financing costs and warrant amortization. In particular, the following high yield debt securities were purchased or satisfied and discharged: $43.7 million of open market purchases and $43.6 million discharge of the remaining principal amount of the 1997 Senior Notes at par plus accrued interest to the date of redemption for $79.8 million resulting in a gain on early extinguishment of debt of $6.3 million; $6.5 million of the January 1999 Senior Notes for $4.1 million resulting in a gain on early extinguishment of debt of $2.3 million; and $3.6 million of the 1998 Senior Notes for $2.3 million resulting in a gain on early extinguishment of debt of $1.3 million. In addition the Company recognized a loss of $1.1 million for fees related to the Company’s purchase of senior notes. The Company fully paid an outstanding vendor debt obligation of $56.0 million prior to maturity resulting in a write-off of deferred financing costs of $0.2 million. The Company settled an outstanding vendor debt obligation of $14.9 million in Europe for $10.6 million in cash and recognized a gain of $4.3 million.

22. BASIC AND DILUTED INCOME (LOSS) PER COMMON SHARE

Basic income (loss) per common share is calculated by dividing income (loss) attributable to common stockholders by the weighted average common shares outstanding during the period.

Diluted income per common share adjusts basic income per common share for the effects of potentially dilutive common share equivalents. Potentially dilutive common shares primarily include the dilutive effects of common shares issuable under the Company’s stock option compensation plans computed using the treasury stock method and the dilutive effects of shares issuable upon conversion of its Series C Preferred issued in December 2002 and March 2003, September 2003 Convertible Senior Notes and 2000 Convertible Subordinated Debentures. The Series C Preferred was converted into common stock on November 4, 2003. The warrants expired on August 1, 2004.

The Company had no dilutive common share equivalents during the year ended December 31, 2005, due to the results of operations being a net loss. For the year ended December 31, 2005, the following could potentially dilute income per common share in the future but were excluded from the calculation of diluted loss per common share due to their antidilutive effects:

•	9.3 million shares issuable under the Company’s stock option compensation plans, and

•	14.2 million shares issuable upon conversion of the 2003 Convertible Senior Notes, and

•	1.0 million shares issuable upon the conversion of the 2000 Convertible Subordinated Debentures.

The Company had no dilutive common share equivalents during the year ended December 31, 2004, due to the results of operations being a net loss. For the year ended December 31, 2004, the following could have potentially diluted income per common share in the future but were excluded from the calculation of diluted loss per common share due to their antidilutive effects:

•	8.6 million shares issuable under the Company’s stock option compensation plans, and

•	14.2 million shares issuable upon conversion of the 2003 Convertible Senior Notes, and

•	1.3 million shares issuable upon the conversion of the 2000 Convertible Subordinated Debentures.

A reconciliation of basic income (loss) per common share to diluted income (loss) per common share is below (in thousands, except per share amounts):

	For the Year Ended December 31,
	2005	2004	2003
Income (loss) from continuing operations	$(156,462)	$(12,890)	$53,245
Accreted and deemed dividend on Series C Preferred	—	—	(1,678)

Income (loss) from continuing operations attributable to common stockholders – basic	(156,462)	(12,890)	51,567
Income from discontinued operations attributable to common stockholders – basic	2,082	2,309	623
Income from extraordinary item	—	—	887

Income (loss) attributable to common stockholders – basic	$(154,380)	$(10,581)	$53,077

Income (loss) from continuing operations attributable to common stockholders – basic	$(156,462)	$(12,890)	$51,567

Adjustment for interest on 2003 Convertible Senior Notes	—	—	1,458
Adjustment for accreted and deemed dividend on Series C Preferred	—	—	1,678

Income (loss) from continuing operations attributable to common stockholders – diluted	(156,462)	(12,890)	54,703
Income from discontinued operations attributable to common stockholders – diluted	2,082	2,309	623
Income from extraordinary item	—	—	887

Income (loss) attributable to common stockholders – diluted	$(154,380)	$(10,581)	$56,213

Weighted average common shares – basic	95,384	89,537	68,936
In-the-money options exercisable under stock option compensation plans	—	—	3,674
Series C Preferred	—	—	21,199
2003 Convertible Senior Notes	—	—	4,189

Weighted average common shares outstanding – diluted	95,384	89,537	97,998

Basic income (loss) per common share:
Income (loss) from continuing operations	$(1.64)	$(0.14)	$0.75
Income from discontinued operations	0.02	0.02	0.01
Income from extraordinary item	—	—	0.01

Net loss	$(1.62)	$(0.12)	$0.77

Diluted income (loss) per common share:
Income (loss) from continuing operations	$(1.64)	$(0.14)	$0.56
Income from discontinued operations	0.02	0.02	—
Income from extraordinary item	—	—	0.01

Net loss	$(1.62)	$(0.12)	$0.57

23. EXTRAORDINARY ITEM

In connection with the purchase of certain businesses in 2003, the fair value of the net assets acquired exceeded the purchase price (excess of cost). In accordance with SFAS No. 141, “Business Combinations,” the excess of cost was allocated as a reduction to the acquired assets except for monetary assets, such as cash and deferred tax assets. The remaining excess of cost after this allocation was recognized as an extraordinary gain of approximately $0.9 million.

24. GUARANTOR/NON-GUARANTOR CONSOLIDATING CONDENSED FINANCIAL INFORMATION

PTHI’s 2004 Senior Notes are fully and unconditionally guaranteed by Primus Telecommunications Group, Incorporated (“PTGI”) on a senior basis as of December 31, 2005. Accordingly, the following consolidating condensed financial information as of December 31, 2005 and December 31, 2004, and for the years ended December 31, 2005, 2004 and 2003 are included for (a) PTGI on a stand-alone basis; (b) PTHI and its subsidiaries; and (c) PTGI on a consolidated basis. PTHI was established on October 29, 2003 and was inactive until 2004. For comparative purposes for the 2003 periods presented, the PTHI column represents the consolidated subsidiaries that were contributed to PTHI during the capital restructuring in 2004.

Investments in subsidiaries are accounted for using the equity method for purposes of the consolidating presentation. The principal elimination entries eliminate investments in subsidiaries, intercompany balances and intercompany transactions.

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2005
	PTGI	PTHI	Eliminations	Consolidated
NET REVENUE	$—	$1,176,586	$—	$1,176,586

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	779,765	—	779,765
Selling, general and administrative	5,883	373,191	—	379,074
Depreciation and amortization	—	86,562	—	86,562
Loss on sale of assets	—	8	—	8
Loss on disposal of assets	—	13,356	—	13,356

Total operating expenses	5,883	1,252,882	—	1,258,765

LOSS FROM OPERATIONS	(5,883)	(76,296)	—	(82,179)

INTEREST EXPENSE	(19,984)	(33,452)	—	(53,436)
LOSS ON EARLY EXTINGUISHMENT OF DEBT	(1,693)	—	—	(1,693)
EQUITY INVESTMENT LOSS	—	(249)	—	(249)
INTEREST AND OTHER INCOME	150	2,381	—	2,531
FOREIGN CURRENCY TRANSACTION LOSS	(1,150)	(16,478)	—	(17,628)
INTERCOMPANY INTEREST	5,457	(5,457)	—	—
ROYALTY FEE	(6,491)	6,491	—	—
EQUITY IN NET LOSS OF SUBSIDIARIES	(125,505)	—	125,505	—

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(155,099)	(123,060)	125,505	(152,654)
INCOME TAX BENEFIT (EXPENSE)	719	(4,527)	—	(3,808)

LOSS FROM CONTINUING OPERATIONS	(154,380)	(127,587)	125,505	(156,462)
INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	—	2,082	—	2,082

NET LOSS	$(154,380)	$(125,505)	$125,505	$(154,380)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2004
	PTGI	PTHI	Eliminations	Consolidated
NET REVENUE	$—	$1,339,866	$—	$1,339,866

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	815,639	—	815,639
Selling, general and administrative	7,536	384,822	—	392,358
Depreciation and amortization	—	91,699	—	91,699
Loss on sale of assets	—	1,941	—	1,941
Asset impairment write-down	—	1,624	—	1,624

Total operating expenses	7,536	1,295,725	—	1,303,261

INCOME (LOSS) FROM OPERATIONS	(7,536)	44,141	—	36,605

INTEREST EXPENSE	(24,058)	(26,465)	—	(50,523)
EQUITY INVESTMENT WRITE-OFF AND LOSS	—	(412)	—	(412)
GAIN (LOSS) ON EARLY EXTINGUISHMENT OF DEBT	(11,958)	976	—	(10,982)
INTEREST AND OTHER INCOME	204	11,316	—	11,520
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(2,600)	9,188	—	6,588
INTERCOMPANY INTEREST	15,150	(15,150)	—	—
EQUITY IN NET INCOME OF SUBSIDIARIES	23,014	—	(23,014)	—

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(7,784)	23,594	(23,014)	(7,204)
INCOME TAX EXPENSE	(2,797)	(2,889)	—	(5,686)

LOSS FROM CONTINUING OPERATIONS	(10,581)	20,705	(23,014)	(12,890)
INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	—	2,309	—	2,309

NET INCOME (LOSS)	$(10,581)	$23,014	$(23,014)	$(10,581)

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2003
	PTGI	PTHI	Eliminations	Consolidated
NET REVENUE	$—	$1,279,329	$—	$1,279,329

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	—	781,834	—	781,834
Selling, general and administrative	5,100	335,456	—	340,556
Depreciation and amortization	—	85,006	—	85,006
Loss on sale of assets	—	804	—	804
Asset impairment write-down	—	2,130	—	2,130

Total operating expenses	5,100	1,205,230	—	1,210,330

INCOME (LOSS) FROM OPERATIONS	(5,100)	74,099	—	68,999

INTEREST EXPENSE	(43,738)	(16,995)	—	(60,733)
EQUITY INVESTMENT WRITE-OFF AND LOSS	—	(2,678)	—	(2,678)
GAIN ON EARLY EXTINGUISHMENT OF DEBT	8,810	4,135	—	12,945
INTEREST AND OTHER INCOME	63	956	—	1,019
FOREIGN CURRENCY TRANSACTION GAIN	9,410	29,984	—	39,394
INTERCOMPANY INTEREST	5,455	(5,455)	—	—
EQUITY IN NET INCOME OF SUBSIDIARIES	80,290	—	(80,290)	—

INCOME BEFORE INCOME TAXES	55,190	84,046	(80,290)	58,946
INCOME TAX EXPENSE	(435)	(5,266)	—	(5,701)

INCOME FROM CONTINUING OPERATIONS	54,755	78,780	(80,290)	53,245
INCOME FROM DISCONTINUED INDIA OPERATIONS, net of tax	—	623	—	623

INCOME BEFORE EXTRAORDINARY ITEM	54,755	79,403	(80,290)	53,868
EXTRAORDINARY ITEM	—	887	—	887

NET INCOME	54,755	80,290	(80,290)	54,755
ACCRETED AND DEEMED DIVIDEND ON				—
CONVERTIBLE PREFERRED STOCK	(1,678)	—	—	(1,678)

INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$53,077	$80,290	$(80,290)	$53,077

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED BALANCE SHEET

(in thousands)

	December 31, 2005
	PTGI	PTHI	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,255	$41,744	$—	$42,999
Accounts receivable	—	141,909	—	141,909
Prepaid expenses and other current assets	1,596	30,309	—	31,905

Total current assets	2,851	213,962	—	216,813

INTERCOMPANY RECEIVABLES	—	187,999	(187,999)	—
INVESTMENTS IN SUBSIDIARIES	282,447	—	(282,447)	—
RESTRICTED CASH	—	10,619	—	10,619
PROPERTY AND EQUIPMENT - Net	—	285,881	—	285,881
GOODWILL	—	85,745	—	85,745
OTHER INTANGIBLE ASSETS - Net	—	11,392	—	11,392
OTHER ASSETS	4,738	25,901	—	30,639

TOTAL ASSETS	$290,036	$821,499	$(470,446)	$641,089

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,275	$81,666	$—	$83,941
Accrued interconnection costs	—	64,333	—	64,333
Deferred revenue	—	30,037	—	30,037
Accrued expenses and other current liabilities	62	31,338	—	31,400
Accrued income taxes	1,770	14,569	—	16,339
Accrued interest	4,540	8,728	—	13,268
Current portion of long-term obligations	—	16,092	—	16,092

Total current liabilities	8,647	246,763	—	255,410
INTERCOMPANY PAYABLES	187,999	—	(187,999)	—
LONG-TERM OBLIGATIONS	256,179	362,941	—	619,120
OTHER LIABILITIES	—	2,893	—	2,893

Total liabilities	452,825	612,597	(187,999)	877,423

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	1,053	—	—	1,053
Additional paid-in capital	686,196	1,161,937	(1,161,937)	686,196
Accumulated deficit	(850,038)	(879,490)	879,490	(850,038)
Accumulated other comprehensive loss	—	(73,545)	—	(73,545)

Total stockholders’ equity (deficit)	(162,789)	208,902	(282,447)	(236,334)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$290,036	$821,499	$(470,446)	$641,089

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED BALANCE SHEET

(in thousands)

	December 31, 2004
	PTGI	PTHI	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,967	$47,701	$—	$49,668
Accounts receivable	—	190,208	—	190,208
Prepaid expenses and other current assets	1,214	36,251	—	37,465

Total current assets	3,181	274,160	—	277,341

INTERCOMPANY RECEIVABLES	—	158,896	(158,896)	—
INVESTMENTS IN SUBSIDIARIES	407,952	—	(407,952)	—
RESTRICTED CASH	—	16,963	—	16,963
PROPERTY AND EQUIPMENT - Net	—	326,646	—	326,646
GOODWILL	—	83,346	—	83,346
OTHER INTANGIBLE ASSETS - Net	—	27,200	—	27,200
OTHER ASSETS	6,144	20,960	—	27,104

TOTAL ASSETS	$417,277	$908,171	$(566,848)	$758,600

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$2,197	$122,805	$—	$125,002
Accrued interconnection costs	—	80,048	—	80,048
Deferred revenue	—	35,219	—	35,219
Accrued expenses and other current liabilities	1,577	31,405	—	32,982
Accrued income taxes	3,863	15,643	—	19,506
Accrued interest	5,139	8,669	—	13,808
Current portion of long-term obligations	—	17,122	—	17,122

Total current liabilities	12,776	310,911	—	323,687
INTERCOMPANY PAYABLES	158,896	—	(158,896)	—
LONG-TERM OBLIGATIONS	281,734	260,496	—	542,230
OTHER LIABILITIES	—	1,439	—	1,439

Total liabilities	453,406	572,846	(158,896)	867,356

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	900	—	—	900
Additional paid-in capital	658,629	1,161,937	(1,161,937)	658,629
Accumulated deficit	(695,658)	(753,985)	753,985	(695,658)
Accumulated other comprehensive loss	—	(72,627)	—	(72,627)

Total stockholders’ equity (deficit)	(36,129)	335,325	(407,952)	(108,756)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$417,277	$908,171	$(566,848)	$758,600

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2005
	PTGI	PTHI	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(154,380)	$(125,505)	$125,505	$(154,380)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	21,522	—	21,522
Depreciation and amortization	—	87,729	—	87,729
Loss on sale of assets	—	24	—	24
Loss on disposal of assets	—	13,356	—	13,356
Equity in net loss of subsidiary	125,505	—	(125,505)	—
Equity investment loss	—	249	—	249
Loss on early extinguishment of debt	1,693	—	—	1,693
Minority interest share of loss	—	(381)	—	(381)
Unrealized foreign currency transaction loss on intercompany and foreign debt	1,274	9,934	—	11,208
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	—	19,276	—	19,276
(Increase) decrease in prepaid expenses and other current assets	(383)	4,460	—	4,077
(Increase) decrease in other assets	1,171	(2,770)	—	(1,599)
(Increase) decrease in intercompany balance	27,829	(27,829)	—	—
Increase (decrease) in accounts payable	78	(33,870)	—	(33,792)
Decrease in accrued interconnection costs	—	(12,297)	—	(12,297)
Decrease, net, in deferred revenue, accrued expenses, other current liabilities, accrued income taxes and other liabilities	(3,606)	(3,707)	—	(7,313)
Increase (decrease) in accrued interest	(149)	59	—	(90)

Net cash used in operating activities	(968)	(49,750)	—	(50,718)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(49,823)	—	(49,823)
Cash used for business acquisitions, net of cash acquired	—	(243)	—	(243)
Decrease in restricted cash	—	5,813	—	5,813

Net cash used in investing activities	—	(44,253)	—	(44,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations, net	—	109,717	—	109,717
Principal payments on capital leases, vendor financing and other long-term obligations	—	(20,269)	—	(20,269)
Proceeds from sale of common stock	256	—	—	256

Net cash provided by financing activities	256	89,448	—	89,704

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	(1,402)	—	(1,402)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(712)	(5,957)	—	(6,669)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,967	47,701	—	49,668

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,255	$41,744	$—	$42,999

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2004
	PTGI	PTHI	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(10,581)	$23,014	$(23,014)	$(10,581)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Provision for doubtful accounts receivable	—	20,210	—	20,210
Non-cash compensation expense	10	—	—	10
Depreciation and amortization	—	92,744	—	92,744
Loss on sale of fixed assets	—	1,941	—	1,941
Asset impairment write-down	—	1,624	—	1,624
Equity in net income of subsidiary	(23,014)	—	23,014	—
Equity investment loss	—	412	—	412
(Gain) loss on early extinguishment of debt	11,958	(976)	—	10,982
Minority interest share of loss	—	(452)	—	(452)
Unrealized foreign currency transaction (gain) loss on intercompany and foreign debt	2,682	(13,158)	—	(10,476)
Changes in assets and liabilities, net of acquisitions:
Decrease in accounts receivable	—	361	—	361
Decrease in prepaid expenses and other current assets	198	3,504	—	3,702
(Increase) decrease in other assets	1,346	(12,273)	—	(10,927)
(Increase) decrease in intercompany balance	222,414	(222,414)	—	—
Increase in accounts payable	949	6,994	—	7,943
Decrease in accrued interconnection costs	—	(20,155)	—	(20,155)
Increase (decrease) in accrued expenses, other current liabilities, accrued income taxes and other liabilities	3,013	(17,893)	—	(14,880)
Increase (decrease) in accrued interest	(7,224)	8,162	—	938

Net cash provided by (used in) operating activities	201,751	(128,355)	—	73,396

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(41,786)	—	(41,786)
Cash used for business acquisitions, net of cash acquired	—	(29,608)	—	(29,608)
Increase in restricted cash	—	(4,186)	—	(4,186)

Net cash used in investing activities	—	(75,580)	—	(75,580)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations, net	—	235,240	—	235,240
Purchase of the Company’s debt securities	(202,972)	(4,500)	—	(207,472)
Principal payments on capital leases, vendor financing and other long-term obligations	—	(35,564)	—	(35,564)
Proceeds from sale of common stock	1,402	—	—	1,402

Net cash (used in) provided by financing activities	(201,570)	195,176	—	(6,394)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	(5,820)	—	(5,820)

NET CHANGE IN CASH AND CASH EQUIVALENTS	181	(14,579)	—	(14,398)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	1,786	62,280	—	64,066

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,967	$47,701	$—	$49,668

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATING CONDENSED STATEMENT OF CASH FLOWS

(in thousands)

	For the Year Ended December 31, 2003
	PTGI	PTHI	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$54,755	$80,290	$(80,290)	$54,755
Adjustments to reconcile net income (loss) to net cash provided by operating activities:				—
Provision for doubtful accounts receivable	—	22,117	—	22,117
Non-cash compensation expense	—	472	—	472
Stock issuance - 401(k) Plan and Restricted Stock Plan	—	258	—	258
Depreciation, amortization and accretion	51	86,016	—	86,067
Asset impairment write-down	—	2,668	—	2,668
Loss on sale of fixed assets	—	804	—	804
Equity in net income of subsidiary	(80,290)	—	80,290	—
Equity investment loss	—	2,678	—	2,678
Gain on early extinguishment of debt	(8,810)	(4,135)	—	(12,945)
Extraordinary Item		—		—
Minority interest share of loss	—	(348)	—	(348)
Unrealized foreign currency transaction gain on intercompany and foreign debt	(33,122)	(8,622)	—	(41,744)
Changes in assets and liabilities, net of acquisitions:				—
Increase in accounts receivable	—	(26,708)	—	(26,708)
Decrease in prepaid expenses and other current assets	155	4,200	—	4,355
Decrease in other assets	1,695	1,958	—	3,653
Decrease in intercompany receivable	108,705	(108,705)	—	—
Increase (decrease) in accounts payable	375	(9,271)	—	(8,896)
Decrease in accrued interconnection costs	—	(19,541)	—	(19,541)
Increase (decrease) in accrued expenses, other current liabilities and other liabilities	1,324	(396)	—	928
Increase (decrease) in accrued interest	(3,183)	264	—	(2,919)

Net cash provided by operating activities	41,655	23,999	—	65,654

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	—	(24,746)	—	(24,746)
Cash used for business acquisitions, net of cash acquired	—	(2,175)	—	(2,175)
Decrease in restricted cash	—	1,292	—	1,292

Net cash used in investing activities	—	(25,629)	—	(25,629)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term obligations, net	126,800	9,125	—	135,925
Purchase of the Company’s debt securities	(86,119)	—	—	(86,119)
Principal payments on capital leases, vendor financing and other long-term obligations	(91,652)	(38,775)	—	(130,427)
Proceeds from minority interest	—	39	—	39
Proceeds from sale of convertible preferred stock, net	8,895	—	—	8,895
Proceeds from sale of common stock	1,617	—	—	1,617

Net cash used in financing activities	(40,459)	(29,611)	—	(70,070)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	1,619	—	1,619

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,196	(29,622)	—	(28,426)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	590	91,902	—	92,492

CASH AND CASH EQUIVALENTS, END OF PERIOD	$1,786	$62,280	$—	$64,066

25. SUBSEQUENT EVENTS

On July 27, 2006, the Board of Directors of the Company approved an increase in the number of authorized shares of the Company’s Common Stock from 150,000,000 to 300,000,000. The increase was approved previously by the Company’s stockholders at the 2006 annual meeting on June 20, 2006. At the annual meeting, the shareholders had also approved an alternative proposal for a reverse stock split. The shareholder approval of these two alternative proposals reserved to the Board of Directors the right, in its sole discretion, to implement either proposal and the Board determined on July 27, 2006 to implement the increase in authorized shares.

On July 27, 2006, the Company received notice from the Nasdaq Stock Market that the Listing Qualifications Panel had denied the Company’s Motion for Reconsideration of the Panel’s determination of the prior day to delist the Company’s common stock due to the Company’s failure to meet the $1 minimum bid price requirement, even though the Company met all other Nasdaq continued listing requirements. As a result, the Company’s common stock was no longer listed on Nasdaq as of the open of business on July 28, 2006. The Company’s common stock traded as of the open of business on July 28, 2006 on the Over-The-Counter Bulletin Board (“OTCBB”) under the symbol “PRTL.”

In June 2006, pursuant to SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company identified certain indications of impairment. The overall deterioration in economic conditions within the telecommunications industry, including certain pricing actions enacted by incumbent carriers, during the first half of 2006 led the Company to believe that the fair value of certain long-lived assets had decreased significantly. Because of the impairment identified under the guidance of SFAS No. 144, the Company performed an analysis under SFAS No. 142, “Goodwill and Other Intangible Assets.” Through that evaluation, the Company determined that an additional $0.8 million impairment (which is included in the figures below) to goodwill was required in Europe.

Based on the Company’s evaluation, it was determined that the estimated future cash flows were less that the carrying value of its long-lived assets. The Company’s assets were evaluated as a single asset group, because of the nature of the cash flows being inseparable within a global telecommunications company. Therefore, the impairment was applied equally across the entire asset group. Accordingly, during the second quarter 2006, the Company adjusted the carrying value of its long-lived assets, including property and equipment and intangible assets, to their estimated fair value of $143.6 million. This adjustment resulted in an asset impairment write-down of $209.2 million, or $1.84 per share, consisting of the following specific asset write-downs: $151.8 million in property and equipment, $52.1 million in goodwill and $5.3 million in customer lists and other intangible assets. The estimated fair value of the Company’s assets was based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved.

On June 28, 2006, the Company completed the exchange of $56.3 million principal amount of new 5% Exchangeable Senior Notes due 2009 (the “5% Notes”) of PTHI, for $54.8 million principal amount of the Company’s 3 3/4% Convertible Senior Notes due 2010 (the “3 3/4% Notes”) and $20.5 million in cash.

The 5% Notes, which are guaranteed by the Company, are scheduled to mature on June 30, 2010, subject to acceleration to September 15, 2009, at the option of the holders, if equity in the Company is not increased in the aggregate of $25 million during the three years following the Closing Date pursuant to issuance, conversion and exchange transactions. Interest will be payable semi-annually in arrears at an annual rate of 5.00%. Under certain circumstances, the Company may elect to make interest payments in shares of common stock, in which case such shares will be valued at the greater of (i) the closing bid price of the common stock on the signing date of the Agreements and (ii) 95% of the daily volume weighted-average price of the common stock for the three-day period ending on the trading day prior to the interest payment date. Notwithstanding the foregoing, the Holders will be entitled to receive the first two semi-annual interest payments wholly in cash.

In the event that the closing bid price of the Company’s common stock, for at least 20 trading days in any consecutive 30 trading-day period, exceeds 150% of the conversion price then in effect, the Company may elect to call the 5% Notes for cash at par, or the Company may elect to exchange such 5% Notes for shares of Company common stock at the conversion price, subject to certain conditions, including that no more than 50% of the 5% Notes may be exchanged by the Company within any 30-day period.

The Indenture that will govern the 5% Notes contains various events of default, including payment defaults, breach of covenants, acceleration of any indebtedness of $25 million or more, failure to pay a judgment in excess of $25 million and bankruptcy events. The terms of the 5% Notes differ from the 3 3/4% Notes, including that they (1) will be direct, unsecured and unsubordinated obligations of Primus Holding and will rank pari passu with Primus Holding’s existing 8% Senior Notes due 2014, (2) will be guaranteed by the Company on an unsecured and unsubordinated basis, (3) carry a higher interest coupon, and (4) bear a lower conversion price for Company common stock.

In the first quarter 2006, the Company completed the exchange of $27.4 million principal amount of the Company’s 5 3/4% convertible subordinated debentures due 2007 (“2000 Convertible Subordinated Debentures”) for $27.5 million principal amount of the Company’s step up convertible subordinated debentures due August 2009 (“Step Up Convertible Subordinated Debentures”) through two transactions. The Company recognized a gain on early extinguishment of debt of $1.5 million in connection with this exchange. The Step Up Convertible Subordinated Debentures will mature on August 15, 2009. Interest will be payable from February 27, 2006 to December 31, 2006 at the rate of 6% per annum; from January 1, 2007 to December 31, 2007 at the rate of 7% per annum; and from January 1, 2008 to maturity at the rate of 8% per annum. Accrued interest will be paid each February 15 and August 15, beginning August 15, 2006, to holders of record on the preceding February 1 and August 1, respectively. The Step Up Convertible Subordinated Debentures are convertible into the Company’s common stock at a conversion price of $1.187 per share of common stock through August 15, 2009. The Step Up Convertible Subordinated Debentures are convertible in the aggregate into 23,151,643 shares of the Company’s common stock. The Indenture permits the Company, at its sole option, to require conversion if the Company’s stock trades at 150% of the conversion price for at least 20 days within a 30 day period. In the event of a change in control, as defined, the holders may put the instrument to the Company at which time the Company has the option to settle in cash or common stock at an adjusted conversion price. The Step Up Convertible Subordinated Debentures are subordinated to all indebtedness of the Company, except for other subordinated indebtedness.

On March 13, 2006, the Company entered into a subscription agreement (the “Subscription Agreement”) with an existing stockholder (the “Investor”), pursuant to which it sold 6,666,667 shares of the Company’s common stock pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-110241), as supplemented by the Prospectus Supplement dated March 13, 2006. On March 15, 2006, the closing of the offering was completed. The aggregate number of shares of common stock issued by the Company under the Subscription Agreement represents approximately 5.86% of the Company’s outstanding common stock as of March 13, 2006 after giving effect to the issuance of such shares. The purchase price per share of $0.75 represents a discount of 6.13% from closing price of the Company’s common stock on the Nasdaq National Market on March 10, 2006.

In February 2006, the Company exchanged $26.5 million principal amount of the Company’s 5 3/4% convertible subordinated debentures due 2007 for $26.5 million principal amount of the Company’s step up convertible subordinated debentures due August 2009 (“New Convertible Debentures”). The New Convertible Debentures will mature on August 15, 2009. Interest will be payable from February 27, 2006 to December 31, 2006 at the rate of 6% per annum; from January 1, 2007 to December 31, 2007 at the rate of 7% per annum; and from January 1, 2008 to maturity at the rate of 8% per annum. Accrued interest will be paid each February 15 and August 15, beginning August 15, 2006, to holders of record on the preceding February 1 and August 1, respectively. The New Convertible Debentures are convertible into the Company’s common stock at a conversion price of $1.187 per share of common stock through August 15, 2009. The Indenture, dated February 27, 2006, contains various events of default, including payment defaults, breach of covenants, acceleration of any indebtedness of $25.0 million or more, failure to pay a judgment in excess of $25.0 million and bankruptcy events. The New Convertible Debentures are subordinated to all indebtedness of the Company, except for other subordinated indebtedness.

In January 2006, the Company’s wholly owned Canadian subsidiary entered into an Amended and Restated Loan Agreement (the “Amended Agreement”) related to its existing secured non-revolving term loan facility with a Canadian financial institution. The Amended Agreement extended the maturity date for the facility to April 2008 from April 2007, reaffirmed the interest rate of 7.75%, altered selected financial covenants including reducing the minimum quarterly EBITDA (as defined by the agreement) requirement and increasing the allowable leverage ratio, reduced the maximum loan balance from 42 million CAD ($37 million United States dollar (USD) at January 31, 2006) to 32 million CAD ($28 million USD at January 31, 2006) and established quarterly principal payments of 1 million CAD ($0.9 million USD at January 31, 2006) commencing in April 2007. On February 1, 2006 the Company drew the remaining 17 million CAD ($15 million USD at January 31, 2006) available under the loan facility.

In January 2006, the Company exchanged 1,825,000 shares of the Company’s common stock for the extinguishment of $2.5 million principal amount of the October 1999 Senior Notes resulting in a gain on early extinguishment of debt of $1.2 million.

26. DISCONTINUED OPERATIONS

In May 2006, the Company entered into a Share Purchase Agreement (SPA) with Videsh Sanchar Nigam Limited (VSNL), a leading international telecommunications company and member of the TATA Group, whereby VSNL purchased 100% of the stock of Direct Internet Limited (DIL), whose wholly-owned subsidiary, Primus Telecommunications India Limited (PTIL), is primarily engaged in providing fixed broadband wireless Internet services to enterprise and retail customers in India. The Company owned approximately 85% of the stock of DIL through an indirect wholly-owned subsidiary. The remaining approximately 15% of the stock of DIL was owned by the manager of DIL and PTIL, who had founded the predecessor companies. The total purchase consideration was $17.5 million. The Company received $13.0 million in net cash proceeds from the transaction at closing on June 23, 2006, after closing adjustments. Under the SPA, the Company agreed to certain non-compete provisions regarding the business of DIL and PTIL and is a party to the SPA for the purpose of guaranteeing indemnity obligations of its subsidiary selling the stock of DIL. The net assets of DIL were $8.9 million at June 23, 2006.

As a result of the sale, the Company’s consolidated financial statements reflect India operations as discontinued operations for the three and six months ended June 30, 2006 and 2005. Accordingly, revenue, costs, and expenses of the discontinued operations have been excluded from the respective captions in the consolidated statements of operations. The net operating results of the discontinued operations have been reported, net of applicable income taxes as income from discontinued operations.

Summarized operating results of the discontinued India operations for the years ended December 31, 2005, 2004, and 2005 are as follows (in thousands):

	Year Ended December 31,
	2005	2004	2003
Net revenues	$10,810	$11,006	$8,450
Operating expenses	8,552	8,553	7,815

Income from operations	2,258	2,453	635
Interest expense	(4)	(3)	—
Interest income and other income (expense)	17	72	56

Income (loss) before income tax	2,271	2,522	691
Income tax expense	(189)	(213)	(68)

Income from discontinued operations	$2,082	$2,309	$623

SCHEDULE II

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

VALUATION AND QUALIFYING ACCOUNTS

Activity in the Company’s allowance accounts for the years ended December 31, 2005, 2004 and 2003 was as follows (in thousands):

	Doubtful Accounts Receivable
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other	Balance at End of Period
2003	$23,406	$22,117	$(24,598)	$50	$20,975
2004	$20,975	$20,210	$(21,153)	$—	$20,032
2005	$20,032	$21,522	$(24,766)	$—	$16,788

	Deferred Tax Asset Valuation
Period	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Other	Balance at End of Period
2003	$245,950	$—	$(26,386)	$—	$219,564
2004	$219,564	$15,691	$—	$—	$235,255
2005	$235,255	$26,681	$—	$—	$261,936

S-1